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EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

dated November 8, 2005

between

MAGNA ENTERTAINMENT CORP.

and PA MEADOWS, LLC

EXHIBITS

Exhibit 1.01A	Form of Holdback Agreement
Exhibit 1.01B	Meadows Facility
Exhibit 1.01C	MEC Items
Exhibit 1.01D	Off-Track Betting Facilities
Exhibit 1.01E	Racing Services Agreement
Exhibit 1.01F	XpressBet Amendments Term Sheet
Exhibit 5.11	Title Commitment
Exhibit 5.13	Excluded Items
Exhibit 8.02(g)	Form of Opinion of Purchaser Parties' Counsel
Exhibit 8.03(j)	Form of Opinion of Seller Parties' Counsel

v

        STOCK PURCHASE AGREEMENT, dated November 8, 2005 (this "Agreement"), between MAGNA ENTERTAINMENT CORP., a Delaware corporation ("Seller"), and PA MEADOWS, LLC, a Delaware limited liability company ("Purchaser").

        WHEREAS, Seller owns (a) all the issued and outstanding shares of common stock of MEC Pennsylvania Racing, Inc., a Pennsylvania corporation ("MECPenn"), (b) all the issued and outstanding shares of common stock of Mountain Laurel Racing, Inc., a Delaware corporation ("MLR"), and (c) all the issued and outstanding shares of common stock of Washington Trotting Association, Inc., a Delaware corporation ("WTA") (MECPenn, MLR and WTA being collectively referred to herein as the "Companies," and each individually as a "Company," and the issued and outstanding shares of common stock of the Companies being referred to herein collectively as the "Shares"); and

        WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, the Shares, upon the terms and subject to the conditions set forth herein;

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, Seller and Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

        SECTION 1.01    Certain Defined Terms. (a) As used in this Agreement, the following terms shall have the following meanings:

          "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

          "Affiliate" of a specified Person means a Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled By or is Under Common Control With, such specified Person, including such specified Person's Subsidiaries.

          "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of Toronto or the City of Los Angeles.

          "Code" or "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

          "Commission" means the Pennsylvania Harness Racing Commission established by the Pennsylvania Act.

          "Company Disclosure Schedule" means the Disclosure Schedule dated as of the date hereof delivered to Purchaser by Seller.

          "Control" (including the terms "Controlled By" and "Under Common Control With") means the possession, directly or indirectly or as a trustee or executor (in each case, acting in a fiduciary capacity), of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, as trustee or executor (in each case, acting in a fiduciary capacity), by contract or credit arrangement or otherwise.

          "Employee" means those Persons employed by the Companies and Subsidiaries immediately prior to the Closing, including those employees on any authorized leave of absence, including, without limitation, vacation, disability (work-related or otherwise) or sick leave, whether or not such employees return to active employment with any Company or Subsidiary.

          "Encumbrance" means a pledge, lien, security interest, mortgage, charge, adverse claim of ownership or use, option, right of way, right of first refusal or other encumbrance of any kind.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Escrow Agreement" shall have the meaning ascribed to such term in the Holdback Agreement.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor law and regulations issued pursuant thereto.

          "Excluded Subsidiaries" means Allegheny Harness Racing Association, Inc., Allegheny Thoroughbred Racing Association, Inc. and 20002 Delaware Inc.

          "GAAP" means United States generally accepted accounting principles in effect from time to time applied consistently throughout the period involved.

          "Gaming Act" means the Pennsylvania Race Horse Development and Gaming Act, as amended, and any rules or regulations promulgated thereunder.

          "Gaming Board" means the Pennsylvania Gaming Control Board established by the Gaming Act.

          "Governmental Authority" means any government, any governmental or government-appointed entity, department, commission, board, agency, regulatory authority or instrumentality, and any court, tribunal, or judicial body, whether federal, state, local or foreign, or any arbitral body, including, without limitation, the Commission and the Gaming Board.

          "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

          "Gulfstream Loan Agreement" means the Amended and Restated Loan Agreement dated July 22, 2005 by and among Gulfstream Park Racing Association, Inc., MID Islandi SF, MECPenn, MLR, WTA, Remington Park, Inc. and GPRA Thoroughbred Training Center, Inc.

          "Holdback Agreement" means the Holdback Agreement by and between Seller and Purchaser, substantially in the form attached hereto as Exhibit 1.01A, as it may be amended from time to time.

          "Holdback Amount" shall have the meaning ascribed to such term in the Holdback Agreement.

          "Holdback Documents" means the Holdback Agreement, the Escrow Agreement, and the Escrow Security (as defined in the Holdback Agreement) or the Holdback Guarantee as agreed to in accordance with Section 5.23.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Intellectual Property Rights" means all (a) patent and patent applications, (b) trademarks, service marks, logos, trade dress, trade names and corporate names and registrations and applications for registration thereof, including without limitation, the name "The Meadows", (c) copyrights, whether registered or unregistered, and registrations and applications for registration thereof and (d) trade secrets, formulas, inventions, invention disclosures, computer software and other proprietary business and intellectual property rights that have been in the last three years or are employed in the conduct of the business of the Companies and the Subsidiaries as it is now being conducted, but excluding the Magna Name.

          "IRS" means the Internal Revenue Service of the United States.

          "knowledge of Seller" or "Seller's knowledge" means the actual knowledge of Drew Shubeck, David Wiegmann, Michael Jeannot, Tom Hodgson, Brian Budden, Andrew Staniusz and Scott Daruty or such other knowledge that such applicable person should reasonably have acquired through the performance of his job in accordance with his duties.

          "Law" or "Laws" means any statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law of any country or any state, province, locality, region or area therein, or any other jurisdiction.

          "Liabilities" means any and all debts, liabilities and obligations of any kind, character or nature whatsoever, whether accrued or fixed, known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, secured or unsecured or determined or determinable, including, without limitation, those arising under any Law (excluding any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment, guarantee or undertaking.

          "Losses" of a Person means any and all claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs, awards, judgments and expenses (including reasonable legal and expert fees and expenses, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) suffered or incurred by such Person.

          "Material Adverse Effect" means any circumstance, change in, or effect on any Company or Subsidiary that is or would reasonably be expected to be materially adverse to the business, assets, condition (financial or otherwise), or the results of operations of the Companies and the Subsidiaries, taken as a whole, and taking into account the prospects of obtaining and maintaining a Conditional Category 1 license and a Category 1 license under the Gaming Act and developing a casino on the Real Property (it being understood that such taking into account of such prospects shall in no event be interpreted as any Company or any Subsidiary being required to be qualified or licensed to conduct any gaming operations in any jurisdiction on or prior to the Closing Date); provided, however, that "Material Adverse Effect" shall not include any circumstance, change in or effect on any Company or any Subsidiary directly or indirectly arising out of or attributable to (a) changes or effects in the financial or securities markets or the regulatory conditions or the economy in general that generally affect the gaming industry or the industries in which the Companies and their respective Subsidiaries operate, (b) any actions taken or omitted to be taken by Seller or the Companies or any Subsidiary pursuant to the terms of this Agreement, or any actions taken by Purchaser or (c) any effects resulting solely from the announcement of the transactions contemplated by this Agreement.

          "Meadows Facility" means the racetrack facility, buildings, improvements, land and other assets located on the land described on Exhibit 1.01B hereto.

          "MEC Items" means those items as set forth on Exhibit 1.01C.

          "MID Bridge Loan Agreement" means the Bridge Loan Agreement dated July 22, 2005 by and among Seller, MECPenn, MLR, WTA and MID Islandi SF.

          "OTB Facilities" means the off track betting facilities identified on Exhibit 1.01D hereto.

          "Pennsylvania Act" means the Pennsylvania Race Horse Industry Reform Act, as amended, and the rules and regulations of the Commission promulgated thereunder.

          "Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities (other than Environmental Permits).

          "Person" means an individual, corporation, partnership, joint venture, limited liability company, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association or another entity.

          "Post-Closing Period" means any Tax period beginning after the Closing Date.

          "Pre-Closing Period" means any Tax period ending on or before the Closing Date.

          "Purchaser Disclosure Schedule" means the Disclosure Schedule dated as of the date hereof delivered to Seller by Purchaser.

          "Purchaser Material Adverse Effect" means any circumstance, change in, or effect on Purchaser that is or would reasonably be expected to be materially adverse to the business, assets, condition (financial or otherwise), or the results of operations of Purchaser, taken as a whole and taking into account the prospects of obtaining and maintaining a Conditional Category 1 license and a Category 1 license under the Gaming Act and developing a casino on the Real Property (it being understood that such taking into account of such prospects shall in no event be interpreted as Purchaser being required to be qualified or licensed to conduct any gaming operations in any jurisdictions on or prior to the Closing Date); provided, however, that "Purchaser Material Adverse Effect" shall not include any circumstance, change in or effect on Purchaser directly or indirectly arising out of or attributable to (a) changes or effects in the financial or securities markets or the regulatory conditions or the economy in general that generally affect the gaming industry or the industries in which Purchaser operates, (b) any actions taken or omitted to be taken by Purchaser pursuant to the terms of this Agreement or any actions taken by Seller or (c) any effects resulting solely from the announcement of the transactions contemplated by this Agreement.

          "Purchaser's Accountants" means Piercy Bowler Taylor & Kern.

          "Racing Services Agreement" means the Racing Services Agreement by and between Affiliates of Purchaser and Seller in the form attached hereto as Exhibit 1.01E, as it may be amended from time to time.

          "Real Property" means the real property owned, leased or subleased by any Company or any Subsidiary, together with all buildings, structures and facilities located thereon.

          "Reference Balance Sheet Date" means December 31, 2004.

          "Reference Balance Sheet" means with respect to the Companies and their Subsidiaries the audited combined balance sheet of the Companies and their Subsidiaries dated as of December 31, 2004, a copy of which is set forth in Section 3.07 of the Company Disclosure Schedule, including the notes and schedules thereto.

          "Regulation S-X" means Regulation S-X promulgated by the Securities and Exchange Commission.

          "Seller's Accountants" means Ernst & Young, L.L.P.

          "Specified Investor" means each Person that owns as of the date hereof a 5% or greater partnership interest in the Specified Funds (other than the principals of Purchaser's equity sponsor and other than any owners of Millennium Gaming, Inc. (including without limitation Mr. William Paulos and Mr. William Wortman)).

          "Specified Funds" means the two funds that own, as of the date hereof, all of the indirect non-voting interest in Purchaser.

          "Subsidiary" or "Subsidiaries" means any and all corporations, partnerships, joint ventures and other entities Controlled By any Company, directly or indirectly through one or more intermediaries other than the Excluded Subsidiaries. As of the date hereof, Subsidiaries of Companies are set forth on Section 3.04(a) of the Company Disclosure Schedule and shall, for the sake of clarity, include MECRacing and exclude the Excluded Subsidiaries. All references to "Subsidiary" or "Subsidiaries" herein including any reference to any Company's Subsidiary or "its Subsidiaries" or "their Subsidiaries" (referring to any Company's Subsidiaries) shall exclude the Excluded Subsidiaries.

          "Tax" or "Taxes" means any and all U.S. federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority or amount owing to any party relating to Taxes arising under any Tax law or agreement (including any joint venture or partnership agreement), including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

          "Tax Return" means any return, declaration, report, claim for refund, form of other information or return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

          "Transaction Documents" means this Agreement, the Racing Services Agreement, the XpressBet Amendments and the Holdback Documents.

          "XpressBet Amendments" means the XpressBet Lease Amendment, XpressBet Wagering Agreement Amendment and the XpressBet Banking Agreement Amendment.

          "XpressBet Banking Agreement Amendment" means the First Amendment to the letter agreement regarding Pennsylvania account wageror bank accounts, dated as of October 5, 2005, by and between WTA and MLR, on the one hand, and XpressBet, Inc., on the other hand, the terms of which Purchaser and Seller will negotiate in good faith based on the term sheet attached hereto as Exhibit 1.01F.

          "XpressBet Lease Amendment" means the First Amendment to the Lease Agreement, dated July 15, 2005, by and between MECPenn and XpressBet, Inc., the terms of which Purchaser and Seller will negotiate in good faith based on the term sheet attached hereto as Exhibit 1.01F.

          "XpressBet Wagering Agreement Amendment" means the First Amendment to the Advanced Account Wagering and Services Agreement, effective as of July 15, 2005 and dated as of August 9, 2005, by and between WTA and MLR, on the one hand, and XpressBet, Inc., on the other hand, the terms of which Purchaser and Seller will negotiate in good faith based on the term sheet attached hereto as Exhibit 1.01F.

        (a)   Each of the following terms is defined in the section set forth opposite such terms below:

Term	Section
2004 Audited Balance Sheet	5.16(b)
2005 Audited Financial Statements	5.16(a)
2006 Interim Financial Statements	5.16(a)
2005 Quarterly Financial Statements	5.16(a)
Action Notice	8.03(m)
Agreement	Preamble
Applicable Date	9.02(a)
Alternative Scenario	5.04(c)(i)
Assets	3.13(a)
Benefit Plans	3.16(a)
CERCLA	3.12(c)
Claim Notice	9.04(a)
Closing	2.03(a)
Closing Date	2.03(a)
Closing Extension	2.03
COBRA	6.02(c)
Commission Approval	8.01(c)
Company; Companies	Recitals
Company Employees	6.01
Company Financial Statements	3.07(a)
Company Interim Financial Statements	3.07(a)
Company Plans	3.16(a)
Confidentiality Agreement	5.05(a)
Contest	7.04(b)
Election	7.08(a)
Employee Agreements	3.16(a)
Environmental Actions	3.12(c)
Environmental Laws	3.12(c)
Environmental Permits	3.12(c)
Excluded Items	5.13
Existing Stock	5.06(b)
Former Subsidiaries	3.04(d)
Fundamental Representations	9.01
Gaming Application	5.04(c)(i)
Gaming Application Fee	5.04(d)
Hazardous Materials	3.12(c)

Holdback Guarantee	5.23
Indemnified Party	9.04(a)
Indemnifying Party	9.04(a)
Insured Exception	5.11(c)
lease	3.19(a)
Magna Name	5.06(a)
Material Contracts	3.19(a)
MEC Health Plan	6.02(a)
MECPenn	Recitals
MECPenn Common Stock	3.03(a)
MECRacing	3.20
MLR	Recitals
MLR Common Stock	3.03
Multiemployer Plans	3.16(a)
Non-Competition Covenant	5.08(a)
Non-Competition Period	5.08(a)
Paddock Refurbishment	3.13(e)
Permitted Exceptions	3.13(a)
Phase I	5.22
Proposed Development	3.13(e)
Purchaser's Notice	5.11(c)
Purchase Price	2.02
Purchaser	Preamble
Purchaser Application Materials	5.04(e)
Purchaser Developments	8.02(b)
Qualified Plans	3.16(h)
Releases	3.12(c)
RCRA	3.12(c)
Satisfaction Date	2.03
Seller	Preamble
Seller Developments	8.03(b)
Shares	Recitals
Sponsor	5.23
Survey	5.11(a)
Terminating Purchaser's Breach	10.01(d)
Terminating Seller's Breach	10.01(c)
Title Commitment	5.11(a)
Title Company	5.11(a)
Title Objection	5.11(b)
Title Policy	8.03(k)
Transaction Scenario	5.04(c)(i)
Transferred Employees	6.01
WTA	Recitals
WTA Common Stock	3.03

ARTICLE II

PURCHASE AND SALE

        SECTION 2.01    Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, on the Closing Date, the Shares.

        SECTION 2.02    Purchase Price. The aggregate purchase price for the Shares (and the limited non-compete set forth in Section 5.08) shall be $225,000,000 (the "Purchase Price"), of which (i) $225,000,000 minus the Holdback Amount shall be paid in cash to Seller on the Closing Date as provided in Section 2.03(c) and (ii) the Holdback Amount shall be paid in accordance with and at the times set forth in the Holdback Agreement or the Holdback Guarantee, as the case may be. Within 30 days after Closing, Seller will provide Purchaser with an allocation of the Purchase Price (less the $2,000,000 allocated pursuant to Section 5.08 hereof) among MECPenn, MLR, WTA and the Subsidiaries for approval, such approval not to be unreasonably withheld. The parties agree that such allocation shall be binding and the parties shall not take a position that is inconsistent with such allocation in any matter.

        SECTION 2.03    Closing. (a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 a.m., Los Angeles time, no later than two Business Days after the last of the conditions to Closing set forth in Sections 8.01, 8.02 and 8.03 has been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) ("Satisfaction Date"); provided, that so long as Purchaser needs additional time in order to obtain the bridge financing for the Purchase Price less the Holdback Amount (the "Closing Extension") and so long as Purchaser is using its best efforts towards obtaining such financing and Closing, the Closing shall be held no later than four weeks after the last of such conditions to Closing has been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date). In the event that the Closing Extension occurs and at the end of the Closing Extension, the last of the conditions to Closing set forth in Sections 8.01, 8.02 and 8.03 has been satisfied (other than conditions which, by their nature, are to be satisfied on the Closing Date), and Purchaser fails to consummate the transaction contemplated hereby, then Seller shall have the right to terminate this Agreement. In the event that the Closing Extension occurs and events take place after the Satisfaction Date that cause one or more conditions to Closing to not be satisfied at the end of the Closing Extension (other than conditions which, by their nature, are to be satisfied on the Closing Date), then the party that has the right not to close as a result of such condition or conditions not being so satisfied shall, within two Business Days after the end of the Closing Extension, either waive all such conditions and proceed to Closing or terminate this Agreement; provided, however, that such right to not close due to such events or due to such condition(s) not being satisfied and such right to terminate this Agreement shall not be available to a party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, such events or such condition(s) not being satisfied. The Closing will occur at the offices of O'Melveny & Myers LLP, 400 South Hope, Los Angeles, California, or at such other time or on such other date or at such other place as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

        (b)   At the Closing, Seller shall deliver or cause to be delivered to Purchaser stock certificates evidencing the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer and with all required stock transfer tax stamps affixed.

        (c)   At the Closing, against delivery of the stock certificates evidencing the Shares, Purchaser shall deliver to Seller (i) cash in an amount equal to the Purchase Price, minus the Holdback Amount, by wire transfer in immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by Seller in a written notice to Purchaser and (ii) with respect to the Holdback Amount, the deliveries contemplated by Section 8.02(h).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Purchaser as of the date hereof (other than such representations and warranties as are made as of another date) as follows:

        SECTION 3.01    Incorporation and Authority of Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Seller is duly qualified as a foreign corporation to do business in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities as currently conducted makes such qualification necessary, except for such failures to be so qualified that would not have a Material Adverse Effect. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). When each Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        SECTION 3.02    Organization, Authority and Qualification of the Companies. Each Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Company Disclosure Schedule sets forth each jurisdiction in which each Company is licensed or qualified to do business, and each Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except as set forth on Section 3.02 of the Company Disclosure Schedule and except for such failures which would not have a Material Adverse Effect. All corporate actions taken by each Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing, and none of the Companies has taken any such action that conflicts with, constitutes a default under or results in a violation of any provision of its Certificate of Incorporation (or Articles of Incorporation) or By-laws. True, complete and correct copies of the Certificate of Incorporation and By-laws (or similar organizational documents) of each Company, each as in effect on the date hereof, have been delivered by Seller to Purchaser.

        SECTION 3.03    Capital Stock of the Companies; Ownership of the Shares. (a) The authorized capital stock of MECPenn consists of 1,000 shares of common stock, par value $1.00 per share ("MECPenn Common Stock"), the authorized capital stock of MLR consists of 10,000 shares of common stock, no par value ("MLR Common Stock"), and the authorized capital stock of WTA consists of 10,000 shares of common stock, no par value ("WTA Common Stock"). As of the date hereof, 100 shares of MECPenn Common Stock, 100 shares of MLR Common Stock and 100 shares of WTA Common Stock are issued and outstanding, all of which have been validly authorized and are validly issued, fully paid and nonassessable. None of the Shares was issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any Company or obligating Seller or any Company to issue or sell any shares of capital stock of, or any other interest in, any Company. Except as set forth in Section 3.03 of the Company Disclosure Schedule, there are no outstanding contractual obligations of any Company to repurchase, redeem or otherwise acquire any shares of its common stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except as disclosed in Section 3.03 of the Company Disclosure Schedule, the Shares constitute all the issued and outstanding capital stock of the Companies and are owned of record and beneficially solely by Seller free and clear of all Encumbrances.

        (b)   Upon consummation of the transactions contemplated by this Agreement and registration of the Shares in the name of Purchaser in the respective stock records of the Companies, Purchaser, assuming it shall have purchased the Shares for value in good faith and without notice of any adverse claim, will own all the issued and outstanding capital stock of each Company free and clear of all Encumbrances, assuming the release of the Encumbrances disclosed in Section 3.03 of the Company Disclosure Schedule, and the Shares will be fully paid and nonassessable. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

        SECTION 3.04    Subsidiaries. (a) Section 3.04(a) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests. All such shares, partnership interests or similar ownership interests have been validly authorized and are validly issued, fully paid and nonassessable. None of such shares, partnership interests or similar ownership interests was issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the shares, partnership interests or similar ownership interests of any Subsidiary or obligating any Company or Subsidiary to issue or sell any shares, partnership interests or similar ownership interests of, or any other interest in, any Subsidiary. Except as set forth in Section 3.04 of the Company Disclosure Schedule, there are no outstanding contractual obligations of any Subsidiary to repurchase, redeem or otherwise acquire any of its shares, partnership interests or similar ownership interests or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except as disclosed in Section 3.04(a) of the Company Disclosure Schedule, the shares, partnership interests or similar ownership interests set forth in Section 3.04(a) of the Company Disclosure Schedule constitute all the issued and outstanding shares, partnership interests or similar ownership interests of the Subsidiaries and are owned of record and beneficially solely by the Company or Companies indicated on Section 3.04(a) of the Company Disclosure Schedule, free and clear of all Encumbrances.

        (b)   Except as set forth on Section 3.04(b) of the Company Disclosure Schedule, other than the Subsidiaries, there are no other corporations, partnerships, joint ventures, associations or other entities in which any Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Except as set forth on Section 3.04(b) of the Company Disclosure Schedule, other than the Subsidiaries, none of the Companies is a member of (nor is any part of the business of Company and its Subsidiaries as currently conducted on the date of this Agreement conducted through) any partnership. Except as set forth in Section 3.04(b) of the Company Disclosure Schedule, none of the Companies is a participant in any joint venture or similar arrangement.

        (c)   Each Subsidiary that is a corporation: (i) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except as set forth in Section 3.04(c) of the Company Disclosure Schedule and except for such failures which would not have a Material Adverse Effect. Each Subsidiary that is not a corporation: (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except as set forth in Section 3.04(c) of the Company Disclosure Schedule and except for such failures which would not have a Material Adverse Effect. Section 3.04(c) of the Company Disclosure Schedule sets forth each jurisdiction in which each Subsidiary is licensed or qualified to do business. All corporate or entity actions taken by each Subsidiary in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing, and none of the Subsidiaries has taken any such action that conflicts with, constitutes a default under or results in a violation of any provision of its Certificate of Incorporation (or Articles of Incorporation) or By-laws (or similar organizational documents). True, complete and correct copies of the Certificate of Incorporation and By-laws (or similar organizational documents) of each Subsidiary, each as in effect on the date hereof, have been delivered by Seller to Purchaser.

        (d)   Section 3.04(d) of the Company Disclosure Schedule sets forth a true and complete list of any and all former Subsidiaries of the Companies or the Subsidiaries (the "Former Subsidiaries"). Neither of the Former Subsidiaries has engaged in or conducted any business or transactions or entered into any material contracts or agreements. Each of the Former Subsidiaries was dissolved in accordance with the laws of the State of Delaware, and at the time of dissolution, all Liabilities of the Former Subsidiaries were satisfied by Seller, and Seller has received confirmation from the applicable Governmental Authorities that the entities have been dissolved in accordance with applicable Law and that all Tax Liabilities have been satisfied.

        SECTION 3.05    No Conflict. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is or will be a party do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws (or similar organizational documents) of Seller, the Companies or any Subsidiary, (b) assuming that all consents, approvals, authorizations and other actions described in Section 3.06 have been obtained and all filings and notifications listed in Section 3.06 of the Company Disclosure Schedule have been made, conflict with or violate, or give any Governmental Authority the right to challenge the transactions contemplated by this Agreement or any other Transaction Document to which Seller is a party, or to exercise any remedy or obtain any relief under, any Law or Governmental Order, including without limitation any state takeover or similar statute or regulation, applicable to Seller, the Companies or any Subsidiary or (c) assuming that all consents, approvals, authorizations and other actions described in Section 3.06 have been obtained and all filings and notifications listed in Section 3.06 of the Company Disclosure Schedule have been made, except as set forth in Section 3.05(c) of the Company Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent or provision of notice under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or on any of the assets or properties of Seller, the Companies or any Subsidiary pursuant to, any (i) Material Contract, (ii) any Permit under which the consequences of a default or termination would have a Material Adverse Effect or (iii) any Environmental Permit.

        SECTION 3.06    Consents and Approvals. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party do not or will not, and the performance by Seller of this Agreement and any other Transaction Document to which Seller is a party will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) the notification requirements of the HSR Act, (b) as described in Section 3.06 of the Company Disclosure Schedule, and (c) as may be necessary as a result of any facts or circumstances relating solely to Purchaser. Except for the consent of MID Islandi SF in connection with the MID Bridge Loan Agreement, the Gulfstream Loan Agreement and the documents related thereto, the execution and delivery by Seller of this Agreement and any other Transaction Document contemplated hereby to which Seller is a party do not or will not, and the performance by Seller of this Agreement and any Transaction Document to which Seller is a party will not, require the consent, approval or authorization of the shareholders of Seller.

        SECTION 3.07    Financial Information, Books and Records. (a) True, complete and correct copies of the audited combined balance sheet of the Companies and their Subsidiaries as of December 31, 2004 and the audited combined financial statements for each of the two fiscal years ended as of December 31, 2003 and 2002 and the related audited combined statements of income and cash flows of the Companies and their Subsidiaries, together with all related notes and schedules thereto (the "Company Financial Statements") and (B) the combined statement of income of the Companies and their Subsidiaries for the 9 month period ending September 30, 2005 (the "Company Interim Financial Statements") have been delivered by Seller to Purchaser. The Company Financial Statements and the Company Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Companies and the Subsidiaries, (ii) present fairly the financial condition and results of operations of the Companies and the Subsidiaries as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with GAAP, applied on a basis consistent with the past practices of Seller and the Companies and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Companies and the Subsidiaries and the results of the operations of the Companies and the Subsidiaries as of the dates thereof or for the periods covered thereby. To the extent delivered prior to the Closing Date, the financial statements delivered pursuant to Section 5.16, when delivered (i) will be prepared in accordance with the books of account and other financial records of the Companies and the Subsidiaries, (ii) will present fairly the financial condition and results of operations of the Companies and the Subsidiaries as of the dates thereof or for the periods covered thereby, (iii) will have been prepared in accordance with GAAP, applied on a basis consistent with the past practices of Seller and the Companies and (iv) will include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Companies and the Subsidiaries and the results of the operations of the Companies and the Subsidiaries as of the dates thereof or for the periods covered thereby.

        (b)   The books of account and other financial records of the Companies and the Subsidiaries: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of the Companies and the Subsidiaries, respectively and (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies. The Companies and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP.

        (c)   All accounts receivable of the Companies and the Subsidiaries, whether reflected on the Company Financial Statements or otherwise, represent sales actually made in the ordinary course of business or finance charges imposed in the ordinary course of business related to such sales. The allowance for possible losses as reflected on the Company Financial Statements as of and for the period ended on the Reference Balance Sheet Date was adequate as of such date and was calculated consistent with past practice.

        SECTION 3.08    No Undisclosed Liabilities. To the knowledge of Seller, except as set forth in Section 3.08 of the Company Disclosure Schedule, there are no Liabilities of any Company or any Subsidiary, other than Liabilities (a) reflected or reserved against on the Reference Balance Sheet and (b) incurred since the date of the Reference Balance Sheet in the ordinary course of the business, consistent with the past practice, of the Companies and the Subsidiaries.

        SECTION 3.09    Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the Reference Balance Sheet Date, except as disclosed in Section 3.09 of the Company Disclosure Schedule, the business of the Companies and the Subsidiaries has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed in Section 3.09 of the Company Disclosure Schedule, since the Reference Balance Sheet Date until the date hereof, neither the Companies nor any Subsidiary has:

          (a)   changed any Company's or Subsidiary's authorized or issued shares of capital stock, partnership interests or similar ownership interests; granted any option or right to purchase any such shares, partnership interests or similar ownership interests; issued any security convertible into such shares, partnership interests or similar ownership interests; granted any registration rights; or purchased, redeemed, retired, or otherwise acquired any such shares, partnership interests or similar ownership interests;

          (b)   other than the sale or transfer of the capital stock of the Excluded Subsidiaries prior to the Closing as described in Section 8.03(p), declared, set aside or paid any dividend or made any distribution with respect to any Company's or Subsidiary's shares of capital stock, partnership interests or similar ownership interests (whether in cash or in kind) except as set forth in Section 5.01(c) hereto;

          (c)   amended the organizational documents of any Company or Subsidiary;

          (d)   paid or increased any material bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or entered into any material employment, severance, or similar Material Contract with any director, officer, or employee;

          (e)   adopted, or materially increased the payments to or benefits under, any profit sharing, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Company or Subsidiary;

          (f)    suffered any damage to or destruction or loss of any asset or property of any Company or Subsidiary not covered by insurance and in excess of $100,000;

          (g)   entered into, amended, extended, terminated, or received notice of termination of, or acceleration of obligations under, (i) any license, lease, distributorship, dealer, sales representative, joint venture, partnership, credit, collective bargaining, indemnification or similar agreement, or (ii) any contract, agreement or transaction involving a total remaining commitment by or to any Company or Subsidiary of at least $100,000;

          (h)   sold, leased, or otherwise disposed of any material asset or property of any Company or Subsidiary or mortgaged, pledged, or suffered the imposition of any Encumbrance on any material asset or property of any Company or Subsidiary, including the sale, lease, or other disposition of any material Intellectual Property Rights;

          (i)    committed to make any capital expenditures, in excess of $1,000,000 in the aggregate for the period from the Reference Balance Sheet Date until September 30, 2005, or in excess of $500,000 in the aggregate for the period from October 1, 2005 until the Closing Date, in each case except as set forth on the Reference Balance Sheet;

          (j)    compromised, canceled, waived or released any claims or rights with a value to any Company or Subsidiary in excess of $100,000;

          (k)   made any material change in the accounting methods used by the Companies or the Subsidiaries at the time of preparation of the Reference Balance Sheet;

          (l)    made any material election with respect to Taxes affecting any Company or Subsidiary or settlement or compromise affecting any Company or Subsidiary of any material Tax liability or refund;

          (m)  suffered any Material Adverse Effect; or

          (n)   entered into any agreement to do any of the foregoing.

        SECTION 3.10    Litigation. Except as set forth in Section 3.10 of the Company Disclosure Schedule, there are no Actions pending or, to the knowledge of Seller, threatened against or by either any Company or Subsidiary or affecting any of their respective assets or properties (or by or against Seller or any Affiliate thereof and relating to the Companies and the Subsidiaries), which involve a claim or potential claim or group of related claims of liability in excess of $25,000 or which seek or would seek to restrain or enjoin any activities of any Company or Subsidiary or to impose any criminal or civil penalties or sanctions on any Company or any Subsidiary. Except as set forth in Section 3.10 of the Company Disclosure Schedule, none of the Companies or Subsidiaries nor any of their assets or properties is subject to any Governmental Order, nor, to the knowledge of Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority.

        SECTION 3.11    Compliance with Applicable Laws. (a) Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, since April 5, 2001, no Company or Subsidiary has violated or failed to comply with any statute, law, regulation, rule, or Governmental Order of any Governmental Authority applicable to its business or operations as currently being conducted in any respect that would have a material effect to the detriment of the business or operations of the Companies and Subsidiaries. The conduct of the business of each Company and Subsidiary as currently being conducted is in conformity with all federal, state and local governmental and regulatory requirements applicable to its business and operations, except where such nonconformities would not have a material effect to the detriment of the business or operations of the Companies and Subsidiaries. No Company or Subsidiary, or any officer or agent thereof, has made any illegal or improper payment to, or provided any illegal or improper benefit or inducement for, any government official, supplier, customer or other person in an attempt to influence any person to take or refrain from taking any action relating to any Company or Subsidiary, except where such illegal or improper payment, benefit or inducement would not have a material effect to the detriment of the business or operations of the Companies and the Subsidiaries.

        (b)   Each Company and Subsidiary has all material Permits required to own and use its assets and to conduct its business as now being conducted. Each such Permit is set forth on Section 3.11(b) of the Company Disclosure Schedule and is valid and in full force and effect. Each Company and Subsidiary is in compliance with all such Permits and no Company or Subsidiary is in default under any such Permit or has received any notice of violation or noncompliance or claim of default with respect thereto, except where such noncompliance, default or the effect of receipt of such notice would not, individually or in the aggregate, have a Material Adverse Effect.

        SECTION 3.12    Environmental Matters. (a) Except as disclosed in Section 3.12 of the Company Disclosure Schedule: (i) to Seller's knowledge, the Companies and the Subsidiaries are, and have been since April 5, 2001, in material compliance with all applicable Environmental Laws and have obtained and are, and have been since April 5, 2001, in compliance with all required Environmental Permits, which are set forth on Section 3.12 of the Company Disclosure Schedule, and are valid and in full force and effect; (ii) there are no Environmental Actions pending or threatened in writing against any of Seller, the Companies or Subsidiaries with respect to the business or operations of the Companies or Subsidiaries or the Real Property; (iii) to Seller's knowledge, no Hazardous Materials have been released into the environment by any of the Companies or Subsidiaries on any of the Real Property except as authorized under Environmental Law and no condition exists that would require investigation or remediation under any Environmental Law; (iv) to Seller's knowledge, there are no underground storage tanks at any facilities owned or operated by any Company or Subsidiary; (v) to Seller's knowledge, all underground storage tanks maintained at such facilities are in good working order, do not leak into soil or groundwater, and are in compliance with Environmental Laws or for which there is any pending or threatened action seeking to require remediation or clean up; (vi) to Seller's knowledge, none of such facilities contains any asbestos or polychlorinated biphenyls; (vii) to Seller's knowledge, none of the Companies nor any Subsidiary has sent Hazardous Materials to a disposal location owned or operated by a third party that requires remediation or clean up or for which there is any pending or threatened Action seeking to require remediation or clean up; and (viii) Seller has provided Purchaser with copies of any and all written environmental assessment or audit reports generated within the last three years and in the possession of Seller or their respective attorneys, agents or consultants, that relate to the business of the Companies and the Subsidiaries or the Real Property. Except as disclosed in Section 3.12 of the Company Disclosure Schedule, Seller, the Companies and the Subsidiaries have not received since April 5, 2001 any written notice of any actual, alleged or potential noncompliance with, liability under, or claimed violation of, any Environmental Laws, including without limitation, from any government agency or prosecutor, from any private citizen acting in the public interest or from any prior owner or operator of the Real Property, and, to the knowledge of Seller, there has not occurred and there does not exist any event or condition which would cause noncompliance with, liability under, or violation of, any Environmental Laws. Except as disclosed in Section 3.12 of the Company Disclosure Schedule, Seller, the Companies and the Subsidiaries have not received any notice of violation or noncompliance or claim of default with respect to any Environmental Permit.

        (b)   Purchaser acknowledges that (i) the representations and warranties contained in Section 3.05 (as it relates to Environmental Permits) and this Section 3.12 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental matter, including natural resources, related in any way to the Companies, the Subsidiaries or the Real Property or to this Agreement or its subject matter, and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

        (c)   For purposes of this Agreement:

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          "Environmental Actions" means any and all Actions arising out of, or related to the presence, Release or threatened Release of any Hazardous Materials, including Actions alleging common law liability arising out of, or related to the presence, Release or threatened Release of any Hazardous Materials.

          "Environmental Laws" means any civil and criminal Laws, rules, Permits or Governmental Orders relating to or addressing pollution or protection of the environment, public health or safety, including, without limitation, those relating to the presence, use, production, processing, generation, handling, labeling transportation, treatment, storage, disposal, distribution, testing, processing, Release, threatened Release or discharge, investigation, control, exposure or cleanup of Hazardous Materials, wastes, substances, storm water or waste water.

          "Environmental Permits" means any permit, approval, identification number, license or other authorization obtained, or required of any Company or Subsidiary to be obtained, under any Environmental Law.

          "Hazardous Materials" means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, urea formaldehyde foam, heavy metals or polychlorinated biphenyls, (b) any waste, chemical, material or substance defined or regulated as toxic or hazardous under any applicable Environmental Law or (c) anything that is a "hazardous substance" pursuant to CERCLA or any similar applicable state law, anything that is a "solid waste" or "hazardous waste" pursuant to RCRA or any similar applicable state law or any "pesticide," "pollutant," "contaminant," "toxic chemical" or "noise."

          "RCRA" means the Resource Conservation and Recovery Act, as amended.

          "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, discharge, dispersal, leaching or migration of a Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or within any building, structure or facility.

        SECTION 3.13    Title to Assets; Real Property. (a) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, and excluding the Real Property, each Company and Subsidiary has good and marketable title to, or valid leasehold interests in, all the tangible personal properties and personal assets used by it or located on its premises that are material to the conduct of its business or which are shown on the Company Financial Statements (collectively, the "Assets"), except for such as are no longer useful in the conduct of its business or as have been disposed of in the ordinary course of business. All such assets and properties (including leasehold interests) are free and clear of Encumbrances except for (i) Encumbrances that would not unreasonably interfere with the use or operation of the Assets; (ii) liens for taxes not yet due or being contested in good faith by appropriate procedures and for which there are adequate reserves on the books; (iii) mechanics, carriers, workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business for amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Companies and the Subsidiaries, (iv) in the case of Assets other than Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (v) any Encumbrances for the obligations of third party lessors or (vi) those items set forth in Section 3.13(a) of the Company Disclosure Schedule (the "Permitted Exceptions"). The Real Property will be free and clear of all monetary Encumbrances as of the Closing. Seller has no knowledge of any matters that would affect the marketability of title of the Real Property other than as set forth on the applicable Title Policy.

        (b)   Section 3.13(b) of the Company Disclosure Schedule lists: (i) the street address of each parcel of Real Property; (ii) if such property is owned by any Company or Subsidiary, the owner of such property; (iii) if such property is leased or subleased by any Company or Subsidiary as lessee, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease; and (iv) the current use of such property. Seller has delivered or made available to Purchaser true, complete and correct copies of any leases affecting the Real Property.

        (c)   As is the case with most harness racing facilities of the age of the Meadows Facility, most of the Assets are old and need periodic repair and replacement. Nevertheless, to Seller's knowledge, as of the date hereof and as of the Closing (subject to Seller Developments in the latter case) (i) all of the material equipment, inventory and other items of tangible property and assets included in the Assets are at such times in a condition sufficient for the operation of the business currently being conducted at the Real Property and (ii) each material building or material improvement on any of the Real Property is at such times in a condition sufficient for the operation of the business currently being conducted at the Real Property.

        (d)   To the knowledge of Seller, the real property improvements at the Real Property, and the current use and operation thereof, are in compliance with and authorized by applicable zoning and other land use regulations and none of Seller, the Companies or the Subsidiaries has received any written notice that any Governmental Authority or other Person considers any of the Real Property, or the improvements thereat, to violate any such regulations. There is no Action pending or, to the knowledge of Seller, threatened: (i) to take all or any portion of the Real Property or the improvements through eminent domain, (ii) to modify the zoning or other governmental rules or restrictions applicable to the use or development of the Real Property or improvements, or (iii) that would reasonably be expected to have a material adverse effect on the ownership or leasehold interest in the Real Property. There is no Action brought with respect to the Real Property, pending against Seller, the Companies or the Subsidiaries, or as to which Seller has knowledge, or, to the knowledge of Seller, threatened, that would have a Material Adverse Effect on the value, use, development or occupancy of the Real Property, other than Actions that are general in nature concerning the Gaming Act or not based upon land, zoning, use or Laws related to the ownership and development of real property interests. The Companies and the Subsidiaries are permitted by the appropriate Governmental Authorities to occupy the Meadows Facility.

        (e)   Immediately following the consummation of the transactions contemplated by this Agreement, either a Company or a Subsidiary, as the case may be, will continue to own, or lease, under valid and subsisting leases, or otherwise retain its respective interest in the Assets without incurring any material penalty or other adverse consequence, including, without limitation, any material increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from the consummation of the transactions contemplated by this Agreement, and, except as otherwise contemplated in the Racing Services Agreement, collectively, the Companies and the Subsidiaries will have all of the assets and rights that are necessary and sufficient for the conduct of the business of the Companies and the Subsidiaries in substantially the same manner as currently conducted. Except as otherwise contemplated in the Racing Services Agreement, immediately following the Closing, either a Company or a Subsidiary, as the case may be, shall own and possess all documents, books, records, agreements, contracts, Permits, warranties, plans, specifications, drawings, customer lists, supplier lists and financial data of any sort used in the conduct of the business of the Companies and the Subsidiaries as currently conducted.

        (f)    Seller acknowledges that it intended, and that Purchaser intends, to (i) develop a portion of the owned Real Property located in North Strabane Township in the Commonwealth of Pennsylvania with a casino and certain uses ancillary thereto (the "Proposed Development") and (ii) refurbish the paddock area currently located on such property (the "Paddock Refurbishment"). None of Seller, the Companies or any Subsidiary has received any written notice from a Governmental Authority indicating that either the Proposed Development or the Paddock Refurbishment will be prohibited by any Governmental Authority, Law or Environmental Law or challenged by any Governmental Authority.

        (g)   The Real Property is connected to adequate sanitary sewer, storm sewer, water, electricity, gas, telephone and all other utilities and services necessary for the current use of the Real Property in accordance with all applicable Laws of any Governmental Authority having or claiming jurisdiction thereover and to the knowledge of Seller, there has not occurred any event or condition which would result in termination of such connections. There is to the knowledge of Seller, no present or threatened ban or moratorium on new connections or additional flows to the sewage treatment plant serving the Real Property.

        SECTION 3.14    Intellectual Property Rights. The Companies and the Subsidiaries each have good, valid and marketable title to, or the right to use, all Intellectual Property Rights. To the knowledge of Seller, all current and former employees of the Companies and the Subsidiaries have assigned to each, respectively, all Intellectual Property Rights that such employees have created while in the scope of their employment with each, respectively, including, without limitation, copyrights in works made for hire and patents, except where failure to assign such Intellectual Property Rights could not reasonably be expected to materially impair the ability of the Companies or the Subsidiaries to continue to obtain free of charge the benefits of such Intellectual Property Rights. Section 3.14 of the Company Disclosure Schedule lists each registered Intellectual Property Right owned by the Companies and the Subsidiaries. The Company Disclosure Schedule lists each material contract, license and agreement with respect to Intellectual Property Rights pursuant to which any of the Companies or the Subsidiaries has granted any Person the right to reproduce, distribute, market or exploit Intellectual Property Rights. There is no Action, pending, or to Seller's knowledge, threatened that challenges the validity of ownership or use of any Intellectual Property Rights of the Companies and the Subsidiaries. To Seller's knowledge, no third party's operations or products infringe on the Intellectual Property Rights in any material respect. To Seller's knowledge, neither the Companies' nor any Subsidiary's operations and products infringe in any material respect on the intellectual property rights of any other Person. Seller, the Companies and the Subsidiaries have not received since April 5, 2001 any written claim of infringement with respect to any Intellectual Property Rights used by the Companies or the Subsidiaries.

        SECTION 3.15    Insurance. Section 3.15 of the Company Disclosure Schedule sets forth a complete list of all material insurance policies (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) with respect to which any Company or Subsidiary is a party, a named insured or otherwise the beneficiary of coverage (together with the policy owner, limit and premium for each such policy). Such coverage or similar insurance coverage has been maintained with respect to the Companies and the Subsidiaries at all times in the past three years. With respect to each such insurance policy: (a) such policy is in full force and effect; (b) no Company or Subsidiary, nor Seller, nor, to the knowledge of Seller, any other party to such policy is in material breach or default thereunder and all premiums due are currently paid, and no event has occurred which, with or without notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification or acceleration under such policy; (c) no party to such policy has repudiated any material provision thereof; and (d) none of Seller, any Company or any Subsidiary has received any written notice that such policy has been or will be cancelled or terminated or will not be renewed on substantially the same terms.

        SECTION 3.16    Employee Benefit Matters. (a) Section 3.16(a) of the Company Disclosure Schedule lists (i) each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained, contributed to or sponsored by any Company or any Subsidiary excluding Multiemployer Plans (the "Benefit Plans"), (ii) all Benefit Plans as to which any Company or Subsidiary is or was the "administrator" or "plan sponsor," as those terms are defined in Section 3 of ERISA, without regard to whether or not such Plan is an ERISA plan, at any time within the past three years (the "Company Plans"), (iii) all material employment, termination, severance or other contracts or agreements (including, without limitation, collective bargaining agreements and other labor union agreements), in respect of any Employee, to which a Company or a Subsidiary is a party or, with respect to which, a Company or a Subsidiary has any obligation (collectively, the "Employee Agreements") and (iv) any multiemployer plans (as defined in Section 3 (37) of ERISA), pursuant to which Seller, a Company or a Subsidiary contributes, or has an obligation to contribute, in respect of any Employee, former employee, officer or director of the Companies or Subsidiaries (together with any multiemployer plans to which Seller, a Company or a Subsidiary has contributed, or had an obligation to contribute, since April 5, 2001, the "Multiemployer Plans"). Section 3.16(a) of the Disclosure Schedule identifies which Benefit Plans are Company Plans and Multiemployer Plans and, for each Multiemployer Plan, sets forth, to the extent such information is in the possession of Seller, a Company or a Subsidiary, the amount of potential withdrawal liability of the Companies as of its last valuation date.

        (b)   Seller has made available to Purchaser a copy of (i) the most recent three annual reports (Form 5500) filed with the IRS, including all schedules and attachments thereto for each Benefit Plan, (ii) a copy of each Benefit Plan, (iii) if applicable, each trust agreement relating to such Benefit Plan, (iv) the most recent summary plan description for each Benefit Plan for which a summary plan description is required and the most recent summaries and descriptions furnished to participants regarding Company Plans for which a summary plan description is not required, (v) the most recent determination letter, if any, issued by the IRS with respect to any Benefit Plan qualified under Section 401(a) of the Internal Revenue Code, (vi) all Company personnel and employment manuals and policies, (vii) all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by a Company or Subsidiary, (viii) all registration statements filed with respect to any Company Plan, (ix) all insurance policies purchased by or to provide benefits under any Company Plan, (x) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, (xi) all reports submitted within the three years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan, and all such reports in the possession of Seller, a Company or a Subsidiary relating to a Multiemployer Plan, (xii) all notices that were given by any Company or any Subsidiary with respect to any Company Plan, or by any Company Plan, to the IRS or the PBGC pursuant to statute, within the three years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.16, (xiii) all notices that were given by the IRS, the PBGC, or the Department of Labor to a Company or a Subsidiary with respect to any Company Plan if such notice could result in material liability to a Company, a Subsidiary or to any Company Plan, within the three years preceding the date of this Agreement, and (xiv) all other material correspondence with any Governmental Authority relating to any Benefit Plan.

        (c)   No Benefit Plan is subject to Title IV of ERISA.

        (d)   Seller has made available to Purchaser (i) copies of all material employment agreements with officers of the Companies and the Subsidiaries; (ii) copies of all material severance agreements, programs and policies of the Companies and the Subsidiaries with or relating to the Employees; and (iii) copies of all material plans, programs, agreements and other arrangements of the Companies and the Subsidiaries with or relating to the Employees which contain change in control provisions.

        (e)   Except as provided in Section 3.16(e) of the Company Disclosure Schedule or as otherwise required by Law, no Company Plan provides retiree medical or retiree life insurance benefits to any person.

        (f)    Set forth in Section 3.16(f) of the Company Disclosure Schedule is a true and complete list of all individuals employed by the Companies or any Subsidiary as of the date hereof that receive annual salary and wages in excess of $100,000 annually, the position of and base compensation payable to each such individual and bonus, deferred or contingent compensation and other like benefits paid or payable in 2004 to each such individual.

        (g)   Seller, each Company and each Subsidiary has complied in all material respects with the provisions of each Benefit Plan, with ERISA, the Code and other applicable Laws, and has timely made all contributions and other payments required by and due under the terms of each Benefit Plan and each Multiemployer Plan. To the knowledge of Seller, all Companies and Subsidiaries have made appropriate entries in their financial records and financial statements for all obligations and liabilities of such Companies and Subsidiaries under such Benefit Plans that have accrued but are not yet due. To the knowledge of Seller, no Action is pending or threatened with respect to any Multiemployer Plan or the assets of any Multiemployer Plan (other than claims for benefits in the ordinary course). No Action is pending or, to the knowledge of Seller, threatened with respect to any Benefit Plan or the assets of any Benefit Plan (other than claims for benefits in the ordinary course) and, to the knowledge of Seller, no fact or event exists that could give rise to any such Action. There are no audits, inquiries or proceedings pending or, to the knowledge of Seller, threatened by any Governmental Authority against any Benefit Plan.

        (h)   Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the "Qualified Plans") has timely received a favorable determination letter from the IRS stating that the Qualified Plan is so qualified and each trust established in connection with any Qualified Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is exempt, and, to the knowledge of Seller, no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Qualified Plan or the exempt status of any such trust.

        (i)    Except as set forth in Section 3.16(i) of the Disclosure Schedule:

            (i)  To Seller's knowledge, no transaction prohibited by ERISA § 406 and no "prohibited transaction" under Code Section 4975 has occurred with respect to any Benefit Plan that would be expected to have a Material Adverse Effect.

           (ii)  To Seller's Knowledge, all filings required by ERISA and the Code as to each Company Plan have been timely filed and all notices and disclosures to participants required by ERISA or the Code have been timely provided.

          (iii)  All contributions and payments made or accrued with respect to all Benefit Plans are deductible under Code Section 162 or Section 404. No amount or any asset of any Benefit Plan is subject to tax as unrelated business taxable income.

          (iv)  Each Company Plan that is not a Qualified Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Company Plan.

           (v)  To the knowledge of Seller, no event has occurred or circumstance exists that could result in a material increase in premium costs of the Company Plans that are insured, or a material increase in benefit costs of such Company Plans that are self-insured.

          (vi)  No accumulated funding deficiency, whether or not waived, exists with respect to any Benefit Plan, and no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Benefit Plan.

         (vii)  No Company or Subsidiary has withdrawn or partially withdrawn from any Multiemployer Plan with respect to which there is any outstanding liability as of the date of the Agreement. To the knowledge of Seller, no event has occurred or circumstance exists, including but not limited to the transactions contemplated by this Agreement, that presents a risk of the occurrence of any withdrawal from, or the termination, reorganization, or insolvency of, any Multiemployer Plan that could result in any liability of either Company, any Subsidiary or Purchaser to a Multiemployer Plan.

        (viii)  No Company or Subsidiary has received notice from any Multiemployer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise Tax, or that such plan intends to terminate or has terminated.

          (ix)  To the knowledge of Seller, no Multiemployer Plan to which either Company or any Subsidiary contributes, or has contributed since April 5, 2001, immediately preceding the date hereof is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

           (x)  No payment that is owed or may become due to any director, officer, Employee, or agent of either Company or Subsidiary will be non-deductible to such Company or Subsidiary or subject to tax under Code Section 280G or Section 4999; nor will either Company or Subsidiary be required to "gross up" or otherwise compensate any such Person because of the imposition of any excise tax on a payment to such person.

          (xi)  The consummation of the transactions contemplated by this Agreement will not result in the payment, vesting, or acceleration of any benefit, except as may be required by a Qualified Plan pursuant to Section 411(d)(3) of the Code.

         (xii)  No event has occurred that could result in any material liability of either any Company or any Subsidiary as the result of it being treated, together with one or more other Persons, as a single employer under Code Section 414 or similar provisions of ERISA.

        SECTION 3.17    Labor Matters. Except as set forth on Section 3.17 of the Company Disclosure Schedule: (a) there are no material Actions or controversies pending or, to the knowledge of Seller, threatened, between any Company or Subsidiary and any of the Employees or former employees of the Companies or the Subsidiaries, and, to the knowledge of Seller, there is no event or condition which would reasonably be expected to give rise to any such Action or controversy; (b) no Company or Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed thereby, and to Seller's knowledge, currently there are no organization campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect any Company or Subsidiary; (c) during the past five years, there have been no unfair labor practice complaints pending against any Company or Subsidiary before the National Labor Relations Board; (d) during the past five years, there have been no strikes, slowdowns, work stoppages, lockouts, or, to Seller's knowledge, threats thereof, by or with respect to any employees of any Company or Subsidiary; (e) neither the Companies nor any Subsidiaries have breached, in any material respect, or otherwise failed to comply, in any material respect, with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Companies or Subsidiaries under any such agreement or contract; (f) neither the Companies nor any Subsidiaries are parties to, or otherwise bound by, any Governmental Order, consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (g) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to Seller's knowledge, threatened with respect to the Companies or Subsidiaries; and (h) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to Seller's knowledge, threatened before the United States Equal Employment Opportunity Commission or any other Governmental Authority. The relations of WTA and MLR with owners and trainers who have participated in racing at the Meadows Facility within the past year are satisfactory, and, to the knowledge of Seller, there is no event or condition that would reasonably be expected to materially affect adversely such relations as a whole. Except as set forth in Section 3.17 of the Company Disclosure Schedule, the persons employed in the XpressBet, Inc. business are employees of XpressBet, Inc. and have no employment relationship with any of the Companies or Subsidiaries nor are any such persons entitled to payment from any Company or any Subsidiary for services performed.

        SECTION 3.18    Taxes. (a) Except as set forth in Section 3.18 of the Company Disclosure Schedule: (i) all Tax Returns in respect of Taxes required to be filed with respect to the Companies and each Subsidiary (including the consolidated federal income tax return of Seller and any state Tax Return that includes the Companies or any Subsidiary on a consolidated or combined basis) have been timely filed; (ii) all Taxes owing with respect to the assets, operations, and activities of the Companies and each Subsidiary have been timely paid; (iii) all such Tax Returns are true, complete and correct in all material respects; (iv) no adjustment relating to such Tax Returns has been proposed by any Tax authority (insofar as either relates to the activities or income of the Companies or any Subsidiary or could result in Liability of the Companies or any Subsidiary on the basis of joint and/or several liability) and, to the knowledge of Seller, no basis exists for any such adjustment; (v) there are no pending or, to the knowledge of Seller, threatened Actions or proceedings for the assessment or collection of Taxes against the Companies or any Subsidiary or (insofar as either relates to the activities or income of the Companies or any Subsidiary or could result in Liabilities of the Companies or any Subsidiary on the basis of joint and/or several liability) any corporation that was included in the filing of a Tax Return with Seller on a consolidated or combined basis; (vi) no claim has been made by a Tax authority in a jurisdiction where Tax Returns are not filed by or on behalf of the Companies or any Subsidiary that a Company or a Subsidiary is or may be subject to taxation by that jurisdiction; (vii) from and after January 1, 2001, the Companies and each Subsidiary (other than any such Subsidiary which is not a partnership) have been and continue to be a member of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) with which Seller files a consolidated Tax Return, and has not been includible in any other consolidated Tax Return for any taxable period for which the statute of limitations has not expired; (viii) all Tax Returns filed with respect to Tax years of the Companies and each Subsidiary through the Tax year ended 2001 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; and (ix) there are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Companies or any Subsidiary.

        (b)   Except as disclosed with reasonable specificity in Section 3.18 of the Company Disclosure Schedule, there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Companies or any Subsidiary may be subject.

        (c)   (i) Section 3.18 of the Company Disclosure Schedule lists all income, franchise and similar Tax Returns (federal, state, local and foreign) filed with respect to each of the Companies and the Subsidiaries for taxable periods ended on or after January 1, 2001, indicates for which jurisdictions Tax Returns have been filed on the basis of a unitary group, indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all Tax Returns that currently are the subject of audit; (ii) Seller has delivered to Purchaser copies of all federal, state and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Companies or any Subsidiary since January 1, 2001; (iii) Section 3.18 of the Company Disclosure Schedule lists all closing agreements and Tax rulings received (and all such agreements and rulings that, since January 1, 2001, have been requested) from any Tax authority with respect to the Companies or any Subsidiary. None of the Companies or Subsidiaries or their respective Affiliates, has received a Tax opinion with respect to any transaction relating to a Company or a Subsidiary other than a transaction in the ordinary course of business. Seller has delivered to Purchaser copies of all pro forma federal income Tax Returns of the Subsidiaries, prepared in connection with Seller's or any other consolidated federal income Tax Return, accompanied by a schedule reconciling the items in the pro forma Tax Return to the items as included in the consolidated Tax Return for all taxable years ending on or after January 1, 2001.

        (d)   Except as disclosed with reasonable specificity in Section 3.18 of the Company Disclosure Schedule, each of the Companies and Subsidiaries have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other party, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

        (e)   Except as disclosed with reasonable specificity in Section 3.18 of the Company Disclosure Schedule, none of the Companies or Subsidiaries is a party to any Tax allocation, Tax sharing or Tax reimbursement agreement or arrangement with any Person.

        (f)    Except as disclosed with reasonable specificity in Section 3.18 of the Company Disclosure Schedule, no Company or Subsidiary will have any taxable income or gain as a result of prior intercompany transactions that have been deferred and that will be taxed as a result of the changes in ownership contemplated by this Agreement.

        (g)   Except as disclosed with reasonable specificity in Section 3.18 of the Company Disclosure Schedule, Purchaser is not required to withhold Tax on the purchase of the Shares by reason of Section 1445 of the Code. Seller is not a "foreign person" (as that term is defined in Section 1445 of the Code). Except as disclosed with reasonable specificity in Section 3.18 of the Company Disclosure Schedule, none of the Companies or Subsidiaries has entered into any compensatory agreements with respect to the performance of services payment under which would result in a nondeductible expense pursuant to Sections 162(m) or 280G of the Code or an excise tax to the recipient of such payment pursuant to Sections 409A or 4999 of the Code; none of the Companies or Subsidiaries has agreed to make, and none is required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; no Tax asset of a Company or Subsidiary is currently subject to a limitation under Sections 382 or 383 of the Code or similar provisions of state, local or foreign law; none of the Companies or Subsidiaries has been the "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 3-year period ending as of the date of this Agreement; none of the Companies or Subsidiaries has made or is bound by any election under Section 197 of the Code; none of the Companies or Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, a "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b) or a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

        (h)   Except as disclosed with reasonable specificity in Section 3.18 of the Company Disclosure Schedule, the amount of the liability for the Companies and Subsidiaries for unpaid Taxes for all periods ending on or before the date of the most recent Company Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) solely with respect to the Companies and Subsidiaries as of such date, and the amount of their liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the Company Financial Statements, as adjusted for transactions through the Closing Date that either (i) occur in the ordinary course of business or (ii) are contemplated by this Agreement. Except as disclosed with reasonable specificity in Section 3.18 of the Company Disclosure Schedule, no item of income or gain reported for financial purposes in any Pre-Closing Period is required to be included in taxable income for a Post-Closing Period.

        SECTION 3.19    Material Contracts. (a) Section 3.19(a) of the Company Disclosure Schedule lists each of the following contracts and agreements of the Companies and the Subsidiaries (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.13(a) or 3.13(b) of the Company Disclosure Schedule to which the Companies or any Subsidiary is a party and all agreements relating to Intellectual Property Rights set forth in Section 3.14 of the Company Disclosure Schedule, being "Material Contracts"):

            (i)  each contract and agreement for the furnishing of services to or by the Companies, any Subsidiary or otherwise related to the business of the Companies and the Subsidiaries as currently conducted under the terms of which the Companies or any Subsidiary: (A) is likely to receive, pay or otherwise give consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 2005, (B) is likely to receive, pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such contract or (C) cannot be cancelled by the Companies or such Subsidiary without penalty or further payment and without more than 30 days' notice;

           (ii)  all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Companies or any Subsidiary is a party;

          (iii)  all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Companies or any Subsidiary is a party and which are not cancelable without penalty or further payment and without more than 30 days' notice;

          (iv)  all contracts and agreements relating to indebtedness (including, without limitation, guarantees) of the Companies or any Subsidiary;

           (v)  all contracts and agreements with any Government Authority to which any Company or Subsidiary is a party;

          (vi)  all contracts or agreements to which any Company or any Subsidiary is a party that provide for, or restrict, (A) the future acquisition or disposition of Assets (other than in the ordinary course of business and other than anti-assignment provisions) or (B) any merger or business combination;

         (vii)  all contracts and agreements that limit or purport to limit the ability of the Companies or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

        (viii)  any contracts or agreements to which any Company or any Subsidiary is a party that provide for any joint venture, partnership or similar arrangement by any Company or any Subsidiary;

          (ix)  all contracts and agreements between or among the Companies or any Subsidiary on the one hand and Seller or any Affiliate of Seller (other than the Companies or any Subsidiary) on the other hand;

           (x)  any collective bargaining contracts or agreement or contracts or agreements with any labor organization, union or association to which any Company or any Subsidiary is a party;

          (xi)  any employment agreement involving payments of base cash compensation annually by any Company or Subsidiary in excess of $100,000;

         (xii)  all contracts and agreements entered into by any Company or any Subsidiary on or after April 5, 2001 that provide for indemnification by any Company or any Subsidiary with respect to Liabilities relating to the Real Property or current or former business or operations of the Companies and the Subsidiaries or any of their predecessors or with respect to Liabilities under any Environmental Laws or for the investigation, remediation or clean-up of any Hazardous Materials; and

        (xiii)  any other contract or agreement to which any Company or any Subsidiary is a party under which the consequences of a default or termination would have a Material Adverse Effect.

        For purposes of this Section 3.19 and Sections 3.09, 3.13 and 3.14, the term "lease" shall include any and all leases, subleases, occupancy agreements, sale/leaseback agreements or similar arrangements.

        (b)   Except as disclosed in Section 3.19(b) of the Company Disclosure Schedule, each Material Contract: (i) is valid and binding on the Companies or a Subsidiary and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.05(c) of the Company Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Neither the Companies nor any Subsidiary is in breach of, or default under, any Material Contract, and, to the knowledge of Seller, no event or condition has occurred that, with or without notice or lapse of time or both, would constitute a breach of or default under any Material Contract.

        (c)   Except as disclosed in Section 3.19(c) of the Company Disclosure Schedule, to the knowledge of Seller, no other party to any Material Contract is in breach thereof or breach thereunder.

        SECTION 3.20    Racing License. Each of WTA and MLR has been granted permission to conduct harness racing with pari-mutuel wagering pursuant to the Pennsylvania Act. MEC Racing Management ("MECRacing") has received permission from the Commission to own and operate the OTB Facilities pursuant to the Pennsylvania Act, to conduct interstate simulcasting pursuant to the Pennsylvania Act and to conduct intrastate simulcasting pursuant to the Pennsylvania Act, all for and on behalf of WTA and MLR and pursuant to the licenses held by WTA and MLR. The location and description of each OTB Facility is set forth on Section 3.20 of the Company Disclosure Schedule. In 2003 and 2004, WTA and MLR have operated race meetings at the Meadows Facility in fulfillment of their respective allocations of racing days by the Commission and their obligations under their agreement with the Meadows Standardbred Owners' Association. To Seller's knowledge, since April 5, 2001, except as disclosed on Section 3.20 of the Company Disclosure Schedule, no Company or Subsidiary has:

        (a)   falsified answers or made misrepresentations to the Commission in any document required to be filed under the Pennsylvania Act;

        (b)   issued or caused to be issued false or misleading advertisements which would have a Material Adverse Effect;

        (c)   knowingly permitted on the grounds or within the enclosure of the Meadows Facility or the OTB Facilities, illegal lotteries, pool selling, touting or bookmaking or any other kind of illegal gambling which would have a Material Adverse Effect.

        SECTION 3.21    Suppliers. To the knowledge of Seller, no supplier of any Company or Subsidiary intends to cease doing business with such Company or Subsidiary or materially alter the amount of business it is presently doing with such Company or Subsidiary.

        SECTION 3.22    Books and Records. The minute books and corporate records of each Company and Subsidiary contain, in all material respects, accurate copies of the minutes of all formal board of directors or shareholder or similar meetings held since April 5, 2001 and of all written consents executed after April 5, 2001 in lieu of the holding of any such meeting to the extent that such meetings or written consents involve material actions.

        SECTION 3.23    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

        SECTION 3.24    Racing Days. Each of WTA and MLR meets the eligibility requirements of Sections 1302 and 1303 of the Gaming Act. In each of 2003 and 2004, WTA and MLR conducted live racing at The Meadows for at least 100 days for each license held. In 2005, WTA and MLR are scheduled to conduct at least 100 days of live racing at The Meadows for each license held. To Seller's knowledge, there are no events or circumstances that have occurred or that are planned by Seller or any Company or any Subsidiary that would, prior to Closing, cause WTA or MLR to cease meeting the eligibility requirements of Sections 1302 and 1303 of the Gaming Act.

        SECTION 3.25    Related Parties.

        (a)   Except as set forth on Section 3.25 of the Company Disclosure Schedule, and except as may arise from this Agreement or any other Transaction Document entered into in connection with the transactions contemplated hereby, since April 5, 2001, neither Seller nor any Affiliate of Seller (other than the Companies and the Subsidiaries) (a) has or has had any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the business or operations of the Companies and the Subsidiaries; (b) is, or has owned (of record or as a beneficial owner), an equity interest or any financial or profit interest or a Person that has had a material business dealing or a material financial interest in any transaction with the Companies or Subsidiaries; or (c) is a party to any contract with, or has any claim or right against, the Companies or Subsidiaries that would survive after the Closing Date.

        (b)   As of the date hereof, the relationship between WTA and MLR, on the one hand, and XpressBet, Inc., on the other hand, has been formalized to provide for (i) an agreement for the provision of account wagering services by XpressBet, Inc. to WTA and MLR with respect to WTA's and MLR's Pennsylvania account wagering customers and (ii) a lease for the premises occupied by XpressBet, Inc. at the Meadows Facility. Such agreement and lease have been approved by the Commission.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to Seller as of the date hereof (other than such representations and warranties as are made as of another date) as follows:

        SECTION 4.01    Incorporation and Authority of Purchaser. Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the state of Delaware and has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and any other Transaction Document to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). When each Transaction Document to which Purchaser is a party has been duly executed and delivered by Purchaser (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Purchaser enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        SECTION 4.02    No Conflict. The execution, delivery and performance by Purchaser of this Agreement and any other Transaction Document to which Purchaser is or will be a party do not and will not (a) violate or conflict with the certificate of formation or limited liability company agreement (or other similar applicable documents) of Purchaser, (b) assuming that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained and all filings and notifications listed in Section 4.03 of Purchaser Disclosure Schedule have been made, and except as may result from any facts or circumstances relating solely to Seller, conflict with or violate, or give any Governmental Authority the right to challenge the transactions contemplated by this Agreement or any other Transaction Document to which Seller is a party, or to exercise any remedy or obtain any relief under, any Law or Governmental Order, including without limitation any state takeover or similar statute or regulation, applicable to Purchaser or (c) assuming that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained and all filings and notifications listed in Section 4.03 of Purchaser Disclosure Schedule have been made, and except as may result from any facts or circumstances relating solely to Seller, result in any breach of, conflict with, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent or provision of notice under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Purchaser pursuant to any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Purchaser or any of its subsidiaries is a party or by which any of such assets or properties is bound or affected.

        SECTION 4.03    Consents and Approvals. The execution and delivery by Purchaser of this Agreement and any other Transaction Document to which Purchaser is a party do not, and the performance by Purchaser of this Agreement and any other Transaction Document to which Purchaser is a party will not, require any material consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) as set forth on Section 4.03 of Purchaser Disclosure Schedule, (b) the notification requirements of the HSR Act, and (c) as may be necessary as a result of any facts or circumstances relating solely to Seller.

        SECTION 4.04    Investment Purpose. Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Shares are not registered under the Securities Act, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

        SECTION 4.05    Financing. At or before two Business Days after the date the last of the conditions to the obligations of Purchaser to consummate the transaction contemplated hereby have been satisfied or waived (other than such conditions which, by their nature, are to be satisfied on the Closing Date) or, so long as Purchaser needs additional time in order to obtain the bridge financing for the Purchase Price less the Holdback Amount and so long as Purchaser is using its best efforts towards obtaining such financing and Closing, at or before four weeks after such date, Purchaser will have all funds necessary to consummate the transactions contemplated by this Agreement.

        SECTION 4.06    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Purchaser.

        SECTION 4.07    Specified Investors; Cannery Casino Resorts. There are no more than five Specified Investors. Each Specified Investor is a qualified purchaser as defined under the Investment Company Act of 1940, as amended. Cannery Casino Resorts, LLC, a Nevada limited liability company, directly or indirectly owns all of the assets related to the Cannery Casino and Hotel and holds the management rights to the Rampart Casino.

ARTICLE V

ADDITIONAL AGREEMENTS

        SECTION 5.01    Conduct of Business Prior to the Closing. (a) Unless Purchaser otherwise agrees in writing and except as otherwise set forth in Section 5.01 of the Company Disclosure Schedule, between the date of this Agreement and the Closing Date, Seller shall cause each Company and Subsidiary to (i) conduct its business only in the ordinary course and consistent with past practice, (ii) use commercially reasonable efforts to preserve intact the business organization, assets and prospects of each Company and Subsidiary, subject to the conduct of its business in the ordinary course of business and consistent with past practice, (iii) use commercially reasonable efforts to keep available to Purchaser the services of the present officers and key employees of each Company and Subsidiary and (iv) use commercially reasonable efforts to preserve the current relationships of each Company and Subsidiary with its respective customers, suppliers, distributors and other Persons with which each Company and Subsidiary has significant business relationships. Seller shall cause WTA and MLR to continue to operate race meetings at the Meadows Facility in fulfillment of their respective allocations of racing days by the Commission and their obligations under their agreement with the Meadows Standardbred Owners' Association. Between the date hereof and the Closing Date, Seller will cause the Companies and the Subsidiaries not to enter into any contract, agreement or arrangement that would impose any restrictions or requirements on the operation of a gaming operation on the Real Property.

        (b)   Between the date hereof and the Closing Date, Seller shall cause WTA and MLR to apply for allocations of racing days pursuant to Section 207 of the Pennsylvania Act to conduct race meetings with pari-mutuel wagering in 2006. The number of racing days sought shall be approximately 200 to 215 or such other number of races as WTA, MLR and the Meadows Standardbred Owners' Association shall agree, provided, that in no event shall the number of racing days be less than the number set forth in Section 1303 of the Gaming Act. Between the date hereof and the Closing Date, neither the Companies nor any Subsidiary will do any of the things enumerated in the second sentence of Section 3.09 (including, without limitation, clauses (a) through (n) thereof) to the extent any such thing is within the control of Company and the Subsidiaries, without the prior written consent of Purchaser; provided that the Companies and the Subsidiaries shall have the right, without the consent of Purchaser, to engage in the activities set forth in Section 5.01 of the Company Disclosure Schedule.

        (c)   Purchaser acknowledges that Seller intends to distribute as a dividend or contribute as a capital contribution, or cause the distribution or contribution of, prior to or at the Closing, (i) amounts owing pursuant to the intercompany accounts between the Companies and the Subsidiaries, on the one hand, and their respective Affiliates (including Seller and its Affiliates but not including any Company or any Subsidiary), on the other hand, and (ii) the Excluded Subsidiaries, and that such distribution or contribution will not result in a breach of this Agreement. Purchaser acknowledges that Seller intends to convert 20002 Delaware Inc. into a single member limited liability company and subsequently cause MECPenn to distribute all interest in such limited liability company to Seller as a dividend prior to Closing.

        (d)   Seller agrees to cause intercompany accounts between Seller or its Affiliates (other than the Companies and Subsidiaries), on the one hand, and the Companies and Subsidiaries, on the other hand, to be settled prior to Closing.

        SECTION 5.02    Access to Information. From the date hereof until the Closing, Seller shall cause the officers, directors, employees, agents, representatives, accountants and counsel of each Company and Subsidiary to: (i) afford the officers, employees and authorized agents, accountants, counsel, and representatives of Purchaser reasonable access, upon reasonable notice and during normal business hours, to (A) the assets (including the Real Property) for inspection and testing (it being understood that the cost of such inspection and testing shall be borne by Purchaser and any testing that is other than a Phase I testing shall be conducted only after obtaining the approval of Seller, and Purchaser shall promptly indemnify Seller Indemnified Parties for any Losses in accordance with Article IX hereof arising from injury to person or physical damage to property incurred by any Company or any Subsidiary as a result of the testing conducted pursuant to this Section 5.02, other than as a result of the gross negligence or willful misconduct of Company or any Subsidiary and in no event as a result of the discovery of an environmental matter as a result of such testing) and (B) the officers, directors, employees, accountants and other representatives of Seller and each Company and Subsidiary who have relevant knowledge relating to any Company or Subsidiary; provided, however, that such access shall not unreasonably interfere with any of the business or operations of any Company or Subsidiary or the duties of any such officer, director, employee, accountant or other representative, and (ii) promptly furnish to the officers, employees, and authorized agents, accountants, counsel and representatives of Purchaser such financial and operating data and other information regarding employees, assets, properties, goodwill and business of each Company and Subsidiary as Purchaser may reasonably request.

        SECTION 5.03    Books and Records. (a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of five years after the Closing, Purchaser shall (i) retain the books and records (including personnel files) of the Companies and Subsidiaries relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the respective Companies and Subsidiaries and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Seller reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such books and records.

        (b)   In order to facilitate the resolution of any claims made by or against or incurred by Purchaser, the Companies or any Subsidiary after the Closing, or for any other reasonable purpose, for a period of five years following the Closing, Seller shall (i) retain the books and records (including personnel files) of Seller which relate to the Companies and the Subsidiaries and their operations for periods prior to the Closing and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Purchaser, the Companies or any Subsidiary reasonable access (including the right to make, at Purchaser's expense, photocopies), during normal business hours, to such books and records.

        (c)   Neither Purchaser nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.03 where such access would violate any Law or Environmental Law.

        SECTION 5.04    Governmental Approvals and Consents; Application Fee; Closing Conditions. (a) Each party hereto will use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and any agreement or document contemplated hereby and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby no later than January 15, 2006 and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto will not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals.

        (b)   Purchaser and Seller shall as soon as practicable, but in no event later than 30 days after the date hereof, unless sooner required by the Pennsylvania Act, the regulations of the Commission or the Commission, together file with the Commission the applications, affidavits (including without limitation the affidavits specified pursuant to Section 204 of the Pennsylvania Act) and other information required pursuant to the Pennsylvania Act and regulations of the Commission necessary to obtain approval from the Commission for the purchase of the Companies by Purchaser and for Seller's management of the racing operations of the Meadows Facility under the Racing Services Agreement. In addition, both Purchaser and Seller shall furnish to the Commission such other information, financial statements and other documentation as the Commission requires concerning Purchaser or Seller or any of their respective Affiliates and will make available representatives of Purchaser or Seller to meet with the Commission, or its staff, to expedite the ability of the Commission to complete its work and make the determinations required by Article VIII of this Agreement as expeditiously as practicable.

        (c)   Gaming Application.

            (i)  Purchaser and Seller each will use commercially reasonable efforts to promptly make available or file with the Gaming Board such information as it or its staff may request under the Gaming Act. Purchaser and Seller will, not later than December 20, 2005 (or two weeks before such other date as the Gaming Board may select for submission of applications so long as filing on such later date does not provide an advantage to other applicants or is otherwise detrimental to the Companies' application or to their right to timely obtain a Conditional Category 1 license or Category 1 license for gaming from the Gaming Board), file with the Gaming Board the application for Conditional Category 1 license as required by the Gaming Act (the "Gaming Application"). The Gaming Application will be drafted to reflect two different scenarios — one in which Purchaser is the operator and owner of the Meadows Facility and the operator of the gaming operations with an Affiliate of Seller serving as a manager of the racing operations of the Meadows Facility (such scenario, the "Transaction Scenario") and one in which Seller or one or more of its Affiliates is the operator and owner of the Meadows Facility (the "Alternative Scenario"). In addition, both Purchaser and Seller shall furnish to the Gaming Board such other information, financial statements and other documentation as the Gaming Board requires concerning Purchaser or Seller and will make available representatives of Purchaser or Seller to meet with the Gaming Board, or its staff, to expedite the ability of the Gaming Board to complete its work. For the avoidance of doubt, while Purchaser and Seller will both use reasonable efforts to accomplish the matters set forth in this Section and to assemble such application, Purchaser shall be responsible for all items with respect to the Gaming Application other than the MEC Items.

           (ii)  Each of Purchaser and Seller agrees to use its best efforts to complete the Gaming Application for submission to the Gaming Board on or before December 20, 2005, and agrees to have a weekly scheduled telephone call or meeting at which the individuals with responsibility for organizing each of the Purchaser's and Seller's efforts in connection with the filing of the Gaming Application review and discuss the progress being made to complete the Gaming Application.

          (iii)  Either party shall notify the other upon becoming aware that the Gaming Board may consider, identify or support an Action that could jeopardize Seller's ability to obtain a Conditional Category 1 license or Category 1 license in its own name if Seller continues to pursue a Conditional Category 1 license or a Category 1 license with Purchaser. Prior to the termination of this Agreement, Seller and Purchaser agree not to take any action that could reasonably be expected to impede the consideration of the Gaming Application for the Transaction Scenario (it being acknowledged that Seller's exercise of its rights under Section 5.15 or Seller's or Purchaser's exercise of rights under Section 10.01 shall not be considered an action that constitutes a breach of the obligations set forth in this sentence). Prior to the termination of this Agreement, Seller and Purchaser agree to use their best efforts, and continue to use their best efforts, to permit Seller and Purchaser to jointly pursue the Gaming Application for the Transaction Scenario (it being acknowledged that Seller's exercise of its rights under Section 5.15 or Seller's or Purchaser's exercise of rights under Section 10.01 shall not be considered an action that constitutes a breach of the obligations set forth in this sentence). Seller agrees to make itself available to participate in meetings, appearances and hearings to assist in the joint efforts of Seller and Purchaser to pursue the Gaming Application for the Transaction Scenario.

        (d)   Simultaneously with the submission of the Gaming Application, Purchaser shall at its cost take such steps as are necessary, including but not limited to the posting of a letter of credit, the posting of a bond or the payment of a fee, to satisfy any monetary or financial requirements that the Gaming Board may require in conjunction with submission and maintenance of the Gaming Application (the "Gaming Application Fee"). Until the earlier of the (i) grant of a Conditional Category 1 license for gaming at the Meadows Facility to Purchaser or (ii) two weeks after the termination of this Agreement for any reason other than consummation of the transactions contemplated by this Agreement, Purchaser shall maintain the Gaming Application Fee. If the fee is paid by Purchaser in cash to the Gaming Board to satisfy the requirements of the Gaming Board, and this Agreement is terminated, then Seller shall, to the extent Purchaser does not receive a refund of such fee from the Gaming Board, reimburse Purchaser for the Gaming Application Fee within two weeks after such termination of this Agreement if (i) Seller uses such fee in furtherance of its application with the Gaming Board after such termination, and (ii) Purchaser executes documentation in form and substance satisfactory to Seller confirming that Seller is entitled to, and has full rights with respect to, the fee that Purchaser has paid to the Gaming Board and that Purchaser releases all rights with respect thereto. To the extent that Seller intends to continue with its application with the Gaming Board after the termination of this Agreement, Seller agrees to use best efforts to replace the Gaming Application Fee theretofore maintained by Purchaser as expeditiously as possible after the termination of the Agreement.

        (e)   Upon the termination of this Agreement for any reason other than consummation of the transactions contemplated by this Agreement, Purchaser and Seller agree to take such actions as are necessary as soon as possible to amend the Gaming Application to remove the Transaction Scenario. In addition, Purchaser shall permit Seller to use and continue to have submitted with the Gaming Application all architectural, design and construction plans and any other materials prepared by Purchaser or its agents or consultants (the "Purchaser Application Materials"); provided, however that Seller agrees to reimburse Purchaser for the reasonable and direct costs incurred by Purchaser with respect to the Purchaser Application Materials used by Seller in the event that this Agreement is terminated for any reason other than consummation of the transactions contemplated by this Agreement.

        (f)    Upon the Closing, Purchaser and Seller agree to take such actions as are necessary as soon as possible to amend the Gaming Application to remove the Alternative Scenario, if required by the Gaming Board.

        (g)   Seller and Purchaser shall use commercially reasonable efforts to give all notices to and obtain all consents from all third parties and Governmental Authorities that are described in Section 3.05(c) or Section 3.06 of the Company Disclosure Schedule and Section 4.03 of Purchaser Disclosure Schedule, including but not limited to the Commission Approvals. Seller and Purchaser agree to consider comments and input from Governmental Authorities and to use commercially reasonable efforts to consider means in which to address such comments and input without resulting in changing or adversely affecting the economics of the transactions contemplated hereby or the ability of either party to close such transaction.

        (h)   Without limiting the generality of the parties' undertakings pursuant to Section 5.04(a) though (g), each of the parties hereto shall use all reasonable efforts to (i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any agreement or document contemplated hereby, (ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement and (iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any agreement or document contemplated hereby has been issued, to have such Governmental Order vacated or lifted.

        (i)    If any consent, approval or authorization necessary to preserve any right or benefit under any lease, license, contact, commitment or other agreement or arrangement to which the Company or any Subsidiary is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Purchaser and the Companies in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its commercially reasonable efforts to provide such Company or such Subsidiary, as the case may be, with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term thereof, and, if Seller provides such rights and benefits, such Company or such Subsidiary, as the case may be, shall assume all obligations and burdens thereunder.

        (j)    From the date hereof until the Closing, each party hereto shall, and Seller shall cause each Company and Subsidiary to, use all commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.

        (k)   Promptly upon the signing of this Agreement, Purchaser shall use its best efforts, and shall continue to use its best efforts, to obtain the evidence necessary to satisfy the condition set forth in Section 8.03(o) as soon as practicable after the signing of this Agreement.

        (l)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority, including the Gaming Board and the Commission, or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller, the Companies or the Subsidiaries with Governmental Authorities in the ordinary course of the conduct of its business operations, any disclosure which is not permitted by law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

        (m)  Notwithstanding anything in this Agreement to the contrary, the parties agree that at any time after the date which is 14 days prior to the date, if any, identified by the Gaming Board after which continued pursuit by Seller of a Conditional Category 1 license with Purchaser pursuant to the Gaming Application would jeopardize Seller's ability to obtain a Conditional Category 1 license or a Category 1 license in its own name, Seller shall not have any obligation during the period of such jeopardy to comply with any of its obligations under Section 5.4, Section 5.12 and any other provision of this Agreement that would require Seller to directly or indirectly comply with any of its obligations under Section 5.4 or 5.12.

        SECTION 5.05    Confidentiality. (a) The terms of the letter agreement dated September 21, 2005 (the "Confidentiality Agreement") between Seller and Millennium Management Group, LLC are hereby incorporated herein by reference as if Purchaser were a party thereto and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Purchaser under this Section 5.05 shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Information (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

        (b)   Seller agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to, protect (and not disclose or provide access to any Person) all confidential information relating to trade secrets, price, customer and supplier lists and pricing and marketing plans with respect to the business of the Companies and the Subsidiaries and all other information that Seller regards as confidential information as of the date hereof with respect to the business of the Companies and the Subsidiaries as currently conducted, by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure or use of such confidential information, as Seller uses to protect its own confidential information of a like nature; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, (i) is disclosed by and between Seller and its agents, representatives, Affiliates, employees, officers or directors on a need-to-know basis (provided that such Persons are bound by a duty of confidentiality), (ii) is available publicly and was not disclosed in breach of this Agreement by Seller or its respective agents, representatives, Affiliates, employees, officers or directors (provided that information provided to or filed with the Commission or any other Governmental Authority shall not be deemed to be publicly available by virtue of such filing), or (iii) is required to be disclosed in compliance with Section 5.04 of this Agreement, federal and state laws or regulations or the regulations governing any national securities exchange or quotation system or is requested by a regulatory body that has authority over Seller or Purchaser (provided that Seller provides prompt notice to Purchaser of the disclosure requirement and uses its reasonable efforts to disclose only such confidential information as is legally required to be disclosed and exercises reasonable efforts to obtain assurance that such confidential information will be accorded confidential treatment).

        SECTION 5.06    Use of Magna Name. (a) Purchaser hereby acknowledges that all right, title and interest in and to the trade names of Seller, the names "Magna," MEC," "XpressBet," and "Call-A-Bet" and all similar or related names and all derivations or acronyms thereof and all trademarks, service marks, trade names, collective marks, certification marks, trade dress, designs or logos containing or incorporating the foregoing, including registrations and applications for registration thereof (collectively, the "Magna Name"), are owned exclusively by Seller and its Affiliates (other than the Companies and their Subsidiaries), and that, except as provided in Section 5.06(b), any and all right of the Companies and the Subsidiaries in the Magna Name shall terminate as of the Closing Date and shall immediately revert back to Seller and its Affiliates (other than the Companies and their Subsidiaries). On or before the Closing Date, Seller shall take any and all actions necessary to transfer the domain name of "meadowsracing.com" and any rights associated therewith to an entity designated by Purchaser. To the extent that the transfer is not made prior to the Closing Date, Seller and such entity designated by Purchaser shall enter into such arrangements as may be reasonably acceptable to each to provide such designee with the right to use the domain name.

        (b)   Purchaser shall, promptly following the Closing Date, cause each Company and Subsidiary to remove or obliterate the Magna Name from all of its existing stocks of signs, letterheads, advertisements and promotional materials and other documents and materials ("Existing Stock") or to cease using such Existing Stock. Notwithstanding the foregoing, in the event that removal or obliteration of the Magna Name from certain items of Existing Stock or the cessation of the use thereof is impracticable, each Company and Subsidiary may use such items of Existing Stock, so long as a mark or some other designation identifying that each Company or Subsidiary is an Affiliate of Purchaser (and not of Seller) is clearly indicated on such items of Existing Stock, until such items of Existing Stock is depleted, or a period of three (3) months from the Closing Date, whichever occurs first. Except as expressly provided in this Agreement, no other right to use the Magna Name is granted by Seller to Purchaser, Companies and Subsidiaries, whether by implication or otherwise.

        (c)   Purchaser shall, as soon as practicable after the Closing Date, but in no event later than 10 Business Days thereafter, cause MECPenn, MEC Pennsylvania Food Service, Inc. and MECRacing to file amended articles of incorporation with the appropriate authorities changing their corporate names to a corporate name that does not contain the word "Magna" or any Magna Name.

        SECTION 5.07    Investigation. (a) Purchaser acknowledges and agrees that (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Companies and Subsidiaries and (ii) it has not, for purposes of entering into this Agreement, relied on any representation or warranty or other statement or omission of Seller or any of its directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives, other than the representations and warranties contained in this Agreement (including the Exhibits and the Company Disclosure Schedule).

        (b)   In connection with Purchaser's investigation of the Companies and Subsidiaries, Purchaser has received from Seller certain estimates, projections, forecasts, plans and budgets for the Companies and Subsidiaries, including, without limitation, projected income statement and balance sheet information. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Purchaser is familiar with such uncertainties and that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it. Accordingly, Seller makes no representation or warranty with respect to any estimates, projections, forecasts, plans or budgets referred to in this Section 5.07, except that they have been prepared in the ordinary course of business consistent with past practice.

        SECTION 5.08    Limited Non-Compete. (a) As an inducement for Purchaser to enter into this Agreement and in consideration of the receipt of $2,000,000 in cash (which amount is included in the Purchase Price), Seller agrees that for a period commencing on the Closing Date and ending on the later of (i) five years from the Closing Date and (ii) twelve months after the termination of the Racing Services Agreement for any reason (the "Non-Competition Period"), except with Purchaser's prior written consent, Seller shall not directly or indirectly (including through MEC Pennsylvania Racing Services, Inc.) own or operate a pari-mutuel wagering facility with expanded gaming within 100 miles of the Meadows Facility (the "Non-Competition Covenant"). Notwithstanding the foregoing, the Non-Competition Covenant shall not apply to Thistledown (located in North Randall, Ohio) or operation of the Meadows Facility pursuant to the Racing Services Agreement.

        (b)   Seller, for itself and its Affiliates, agrees that a breach or violation of the Non-Competition Covenant shall entitle Purchaser, as a matter of right, to an injunction issued by any court of competent jurisdiction restraining any further or continued breach of violation of such covenant. Such right to an injunction shall be cumulative, and in addition to, and not in lieu of, any other remedies to which Purchaser may show itself justly entitled. Further, during any period in which Seller or any of its Affiliates are in breach of the Non-Competition Covenant, the time period of such covenant shall be extended for an amount of time that Seller or any of its Affiliates are in breach hereof, with the effect that the total duration of the Non-Competition Covenant shall be the original period plus the actual amount of time that Seller or any of its Affiliates are in breach.

        (c)   Further, Seller, for itself and its Affiliates, agrees that the Non-Competition Covenant is appropriate and reasonable when considered in light of the nature and extent of the business conducted by Purchaser. Seller, for itself and its Affiliates, acknowledges and agrees that: (i) Purchaser would not enter into this Agreement unless Seller, for itself and its Affiliates, agreed to the Non-Competition Covenant; and (ii) it has read and understands the terms of this Agreement, including, without limitation, the Non-Competition Covenant, and has been provided the opportunity to discuss this Agreement and such covenant with Purchaser and counsel of its choice and has carefully considered the nature and extent of the restrictions upon it and the rights and remedies conferred upon Purchaser hereunder. Seller, for itself and its Affiliates, hereby acknowledges and agrees that Purchaser has a legitimate interest in protecting its business and that the Non-Competition Covenant is reasonable in limitations as to time, scope, geographical area and activity, and is fully required and is no greater than necessary to protect the legitimate business interests of Purchaser. Seller, for itself and its Affiliates, further agrees that the Non-Competition Covenant is not unduly harsh or oppressive to Seller, or any of its Affiliates, in curtailing their legitimate efforts to earn a livelihood and does not stifle the inherent skill and experience of Seller, or any of its Affiliates, or confer a benefit upon Purchaser disproportionate to the detriment to Seller, or any of its Affiliates, or harm in any manner whatsoever the public interest or operate as a bar to the sole means of support of Seller, or any of its Affiliates.

        (d)   Seller, for itself and its Affiliates, agrees that if the Non-Competition Covenant should be held by any Governmental Authority to be void or unenforceable in any particular area or jurisdiction, then Purchaser and Seller shall consider this Agreement to be modified so as to eliminate that particular area or jurisdiction as to which the Non-Competition Covenant is held to be void or otherwise enforceable, and as to all other areas and jurisdictions and scope covered by this Agreement, the terms hereof shall remain in full force and effect as originally written. Further, if the Non-Competition Covenant should be held by any Governmental Authority to be effective in any particular area or jurisdiction or scope only if said covenant is modified to limit its duration or scope, then Seller and Purchaser shall consider the Non-Competition Covenant to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any Governmental Authority, and as to all other political subdivisions of the United States, the Non-Competition Covenant shall remain in full force and effect as originally written.

        SECTION 5.09    Remediation.

        Seller hereby agrees that it will complete items (1) and (2) on Part D of NPDES Permit #PA0252905 issued on August 11, 2005 by the Department of Environmental Protection of the Commonwealth of Pennsylvania on or before the deadline for completion specified in such items, but only to the extent such items are not completed in connection with the backside improvements required by Section 1404 of the Gaming Act. Seller further agrees that it will complete any other matters arising under the NPDES Permit #PA0252905 during the two years on and after the Closing Date.

        SECTION 5.10    No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to this Agreement, Seller will not, and will cause the Companies and the Subsidiaries, and each of their employees, financial advisors, attorneys, accountants and other representatives, not to directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person (other than Purchaser) relating to any transaction involving the sale of any of the Companies or the Subsidiaries or the Assets (other than sales of Assets in the ordinary course of business) of the Companies or the Subsidiaries or any of the capital stock of the Company or the Subsidiaries, or any merger, consolidation, business combination, or similar transaction involving the Companies or the Subsidiaries.

        SECTION 5.11    Title.

        (a)   Seller has provided Purchaser, for each parcel of owned Real Property, with a title commitment issued by First American Title Insurance Company (the "Title Company"), in the form attached as Exhibit 5.11 hereto (the "Title Commitment"), together with complete and legible copies of all recorded documents listed as exceptions. Purchaser shall cause an ALTA survey of the owned Real Property (the "Survey") to be prepared at Purchaser's expense, and Seller shall cooperate with Purchaser in the preparation of the Survey.

        (b)   At the Closing, the Title Company shall irrevocably commit to issue an ALTA extended coverage owner's title insurance policy in the form of the Title Commitment for each of Seller's interests in the owned Real Property containing the endorsements set forth on Exhibit 5.11 hereto. Seller covenants and agrees that it will provide such information and execute such documents as are reasonable and customary as required by the Title Company to issue the applicable Title Policy in conformity with the Title Commitment.

        (c)   If, after the date hereof, the Title Company revises the Title Commitment to disclose any title exception or the Survey depicts any matter (each, a "Title Objection"), in each case, that is not a Permitted Exception, then Purchaser may provide written notice of objection to Seller ("Purchaser's Notice") of such matters within 10 days after receiving written notice of such Title Objection and complete and legible copies of any recorded documents relating thereto. Seller shall make reasonable efforts to cure each Title Objection included in Purchaser's Notice or to cause the Title Company to eliminate each Title Objection as an exception to the Title Commitment or to remove it from the Survey. Any Title Objection that is cured or that the Title Company is willing to insure over on terms acceptable to Seller and Purchaser is herein referred to as an "Insured Exception." The Insured Exceptions shall be deemed to be acceptable to Purchaser. If any Title Objection cannot be cured and the Title Company will not insure over it on terms acceptable to Seller and Purchaser, then Purchaser shall have a right to terminate this Agreement if such Title Objection would have a Material Adverse Effect.

        SECTION 5.12    Further Action. Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

        SECTION 5.13    Excluded Items. The parties agree that all assets exclusively related to Seller's account wagering operations (i.e., XpressBet, Inc. (formerly known as Call-A-Bet)) and all Liabilities associated therewith (the "Excluded Items") have been or will be transferred to XpressBet, Inc. prior to Closing. Seller will transfer, sell or otherwise dispose of the Excluded Items identified on Exhibit 5.13 prior to the Closing Date so that none of the Companies or Subsidiaries shall have any direct or indirect ownership in, or any Liability (other than Liability under any agreement by and between any Company or Subsidiary and XpressBet, Inc.) for, the Excluded Items as of the Closing Date.

        SECTION 5.14    Estoppels. Prior to the Closing, Seller shall use commercially reasonable efforts to obtain estoppel certificates from third parties under the leases of Real Property, in a form consistent with the form of any estoppel certificates incorporated into such leases, or has been delivered in the past under such leases.

        SECTION 5.15    Cooperation in Preparation of Alternative Application. Any time on or after December 1, 2005, upon the request of Seller, Purchaser shall assist Seller in compiling an application for a Conditional Category 1 license and Category 1 license to conduct slot machine gaming pursuant to the Gaming Act on the basis that Seller will be submitting such application as the operator and owner of the Meadows Facility, which efforts shall include, without limitation, allowing Seller to use and submit with its application all Purchaser Application Materials; provided, however that Seller agrees to reimburse Purchaser for the reasonable and direct costs incurred by Purchaser with respect to the Purchaser Application Materials used by Seller in the event that this Agreement is terminated.

        SECTION 5.16    Financial Statements. (a) Seller agrees to prepare, and use its commercially reasonable efforts, including expending additional funds for expediting fees or similar fees to Seller's Accountants, to cause Seller's Accountants to assist Seller in preparing the following materials in a timely fashion after execution of this Agreement or, in the case of periods ending on and after the date of this Agreement, in a timely fashion after passage of the ending date for such period: (i) an audited combined balance sheet of the Companies and their Subsidiaries (excluding the Excluded Subsidiaries) as of December 31, 2005 and the related audited statements of income, equity and cash flows for the year then ended in compliance with GAAP and meeting all requirements of Regulation S-X (the "2005 Audited Financial Statements"); (ii) unaudited combined balance sheets of the Companies and their Subsidiaries (excluding the Excluded Subsidiaries) as of March 31, 2005, June 30, 2005 and September 30, 2005 and the related statements of income, equity and cash flows for the three months, six months and nine months, respectively, then ended in compliance with GAAP and meeting all requirements of Regulation S-X (taking into account Rule 10-01 thereunder) (the "2005 Quarterly Financial Statements"), together with a SAS 100 review thereof by Seller's Accountants in a form reasonably satisfactory to Purchaser and Purchaser's Accountants; and (iii) with respect to each fiscal quarter in 2006 and any shorter period from the prior quarter end to the Closing Date, an unaudited combined balance sheet of the Companies and their Subsidiaries (excluding, the Excluded Subsidiaries) as of the last day of each such fiscal quarter or such shorter period and the related statements of income, equity and cash flows for the latest year-to-date period ended as of such day in compliance with GAAP and meeting all requirements of Regulation S-X (taking into account Rule 10-01 thereunder) (the "2006 Interim Financial Statements"), together with a SAS 100 review thereon by Seller's Accountants in a form reasonably satisfactory to Purchaser and Purchaser's Accountants.

        (b)   Seller shall, and shall cause the officers, directors, employees, agents, representatives, accountants and counsel of Seller and each Company and Subsidiary to, cooperate with Purchaser and its financing sources and their respective officers, employees and authorized agents, accountants, counsel and representatives in connection with the obtaining of financing of the Purchase Price (and any refinancings thereof) (each, a "Financing") and any Securities and Exchange Commission registration process contemplated by a Financing or any filings otherwise required to be made with the Securities and Exchange Commission by Purchaser or its Affiliates. Such cooperation shall include, without limitation: (i) the provision of auditor's consents with respect to the inclusion of the audited combined balance sheet of the Companies and their Subsidiaries (excluding the Excluded Subsidiaries) as of December 31, 2004 (the "2004 Audited Balance Sheet") and the 2005 Audited Financial Statements in marketing materials; (ii) the provision of accountant's comfort letters with respect to the 2004 Audited Balance Sheet, 2005 Audited Financial Statements, 2005 Quarterly Financial Statements, the 2006 Interim Financial Statements, financial data derived from books and records prior to Closing and customary negative assurances with respect to matters relating to the foregoing; (iii) the provision of customary representations to accountants in connection with audits, reviews and comfort letters; (iv) provision of the unaudited combined balance sheets of the Companies and their Subsidiaries (excluding the Excluded Subsidiaries) as of March 31, 2004, June 30, 2004 and September 30, 2004 and the related statements of income, equity and cash flows for the three, six and nine months, respectively, then ended; (v) responding to due diligence requests from financing sources; and (vi) providing customary legal opinions to financing sources.

        SECTION 5.17    Separation. Seller shall use commercially reasonable efforts to separate the agreement listed on Section 5.17 of the Company Disclosure Schedule, such that WTA and MLR are licensees of, and responsible for, only those seat licenses allocated as of the date hereof to the Meadows Facility and the OTB Facilities. If such separation has not occurred prior to the Closing Date, Seller shall indemnify WTA and MLR for any Losses related to sites authorized to use software under the agreement listed on Section 5.17 of the Company Disclosure Schedule other than the Meadows Facility and the OTB Facilities.

        SECTION 5.18    Notification. Seller and Purchaser shall promptly, and in any event prior to the Closing, notify the other party in writing of all events, circumstances, facts and occurrences which such party becomes aware of if such events, circumstances, facts and occurrences would reasonably be expected to result in a Purchaser Material Adverse Effect or a Material Adverse Effect.

        SECTION 5.19    Environmental Report. Seller shall exercise its best efforts (at no material cost to Seller) to cause the consultant(s) which issued the Phase I Environmental Site Assessment dated October 28, 2005 prepared by AMEC Earth & Environmental and the Phase I obtained by Seller pursuant to Section 5.22 to permit Purchaser and any lender providing financing to Purchaser with respect to or secured by any of the Real Property, to rely on such reports to the full extent that Seller may rely on such reports.

        SECTION 5.20    XpressBet Matters. Seller shall use commercially reasonable efforts to complete on or before the Closing Date the formalization of the relationship between WTA and MLR, on the one hand, XpressBet, Inc., on the other hand, to enter into (i) a formal agreement for the provision of banking services by XpressBet, Inc. to WTA and MLR with respect to the accounts of WTA's and MLR's Pennsylvania account wagering customers and (ii) separate tote structures and service agreements for WTA and MLR, on the one hand, and XpressBet, Inc., on the other hand. Seller shall seek Commission approval for each of such agreements.

        SECTION 5.21    Office Lease. Seller agrees to use its commercially reasonable efforts (without the payment of any material consent or release fee or other out of pocket expenses) to complete the assignment of the lease identified on Section 5.21 of the Company Disclosure Schedule to Seller or an Affiliate, and for the release of the Companies and Subsidiaries from any Liabilities related thereto.

        SECTION 5.22    Phase I. Seller agrees to cause, at its expense, a Phase I environmental assessment to be conducted by AMEC Earth and Environmental, Inc. (or other reputable consultant agreed to by Purchaser) on the real property located on Section 5.22 of the Company Disclosure Schedule (the "Phase I"). Seller shall deliver the Phase I to Purchaser within sixty days after the date hereof. Seller and Purchaser acknowledge that to the extent a circumstance, event or occurrence is disclosed in the Phase I that, if known by Seller as of the date hereof, would have resulted in Seller's representations in Section 3.12 being untrue, that such a circumstance, event or occurrence constitutes a Seller Development as defined in Section 8.03(b).

        SECTION 5.23    Holdback Arrangements. Promptly after the date hereof, Purchaser agrees to negotiate with Seller in good faith the terms of a guarantee (relating to an amount equal to the face amount of the Five-Year L/C (as defined in the Holdback Agreement)) and related documentation (including without limitation a holdback agreement, an escrow agreement and related letter of credit) (collectively, the "Holdback Guarantee") relating to the Holdback Amount. Purchaser agrees to cause the larger of the Specified Funds or a fund of comparable size, duration, financial liquidity, terms and otherwise reasonably acceptable to Seller (the "Sponsor") to issue the Holdback Guarantee. The terms of the Holdback Guarantee shall be such that the security arrangement and economic and credit terms with respect to the Holdback Amount is in all material respects the same as the security arrangement and economic and credit terms under the Holdback Agreement, Escrow Agreement and the related letters of credit; provided, the parties acknowledge the inherent difference between drawing down a letter of credit and collecting on a guaranty. The Holdback Guarantee shall, at a minimum, contain terms and provisions upon which the obligations thereunder would extend beyond the date on which any final release were to be paid to Seller, and to the extent that such Holdback Guarantee were to expire pursuant to its terms or the Sponsor were to liquidate or otherwise dissolve or other matters were to create a situation in which the Holdback Guarantee was unavailable or materially became less secure to satisfy the payment obligations of Purchaser as set forth in the Holdback Agreement, then the Sponsor will agree to abide by the provisions set forth in Section 3.05 of the Holdback Agreement, make full payment of any remaining obligations to pay the releases to the escrow agent or provide a letter of credit from an L/C Issuer (as defined in the Holdback Agreement). The parties agree that such guarantee shall be reduced in a manner similar to the reduction of the stated amount of the Five-Year L/C (as defined in the Holdback Agreement). Seller and Purchaser agree to negotiate the terms of the Holdback Guarantee within thirty days after the date hereof, and to the extent that they are unable, in good faith, to reach agreement on the terms of a Holdback Guarantee, the parties will submit their last proposals to three arbitrators (one picked by Seller, one by Buyer, and one by each of Seller's and Buyer's arbitrators) for binding baseball arbitration, to be completed in an accelerated manner (but in no event later than April 30, 2006) in accordance with the rules and regulations of the American Arbitration Association.

ARTICLE VI

EMPLOYEE MATTERS

        SECTION 6.01    Arrangements; Payroll Obligations. (a) Immediately prior to Closing, all employees of the Company and its Subsidiaries (other than those listed on Schedule 6.01(a) of the Company Disclosure Schedules, which listed employees are hereinafter referred to as the "Company Employees") shall be transferred to MEC Pennsylvania Racing Services, Inc. and shall be employees of MEC Pennsylvania Racing Services, Inc. rather than any Company or any of its Subsidiaries. Such employees who are so transferred shall be referred to as the "Transferred Employees". Seller agrees that Purchaser shall not assume or be responsible for, and shall be indemnified against, any and all Liabilities related to the Transferred Employees and the transfer of the Transferred Employees to MEC Pennsylvania Racing Services, Inc., including without limitation, any payroll, vacation, sick leave, severance, WARN Act, COBRA costs or similar amounts.

        (b)   Seller will be responsible under the Racing Services Agreement for the payroll obligations with respect to the Company Employees who are the responsibility of MEC Pennsylvania Racing Services, Inc. under the Racing Services Agreement (including, without limitation, the satisfaction of all payroll withholding tax obligations) for the Companies and Subsidiaries payable after the Closing Date. Subject to Section 6.03 and anything to the contrary in the Racing Services Agreement, Seller agrees that Purchaser shall not assume or be responsible for, and shall be indemnified against, any and all Liabilities related to the Company Employees who are the responsibility of MEC Pennsylvania Racing Services, Inc. under the Racing Services Agreement, including without limitation, any payroll, vacation, sick leave, severance, WARN Act, COBRA costs, workers compensation or similar amounts. Except with respect to any vacation benefits, Multiemployer Plans and the MEC Health Plan, the Company Employees do not participate in any Benefit Plans.

        SECTION 6.02    Benefit Plans and Transferred Employee Related Obligations. (a) Seller agrees to continue coverage of the Transferred Employees under its or its Affiliates' employee benefit plans in accordance with their terms and its or its Affiliates' personnel policies on and after the Closing Date. As of the Closing Date, each Company Employee who was covered by the health plan listed on Section 6.02 of the Company Disclosure Schedule (the "MEC Health Plan") shall cease to be covered by such health plan. Seller agrees, at its sole cost and expense, to create a separate employee plan in the name of Purchaser to provide to such Company Employees substantially similar benefits to those provided for under the MEC Health Plan, except in instances where the benefit cannot be replicated because of the different provider. Seller shall remain obligated for any and all benefits and benefit entitlements under the Benefit Plans that were earned or accrued by any Company Employee or any Transferred Employee or former employees of any Company or Subsidiary on and prior to the Closing Date. With respect to the Benefit Plans that provide welfare benefits, Seller represents, warrants and agrees that there will be no disruption in the coverage for the Transferred Employees under such welfare plans as a result of their transfer to MEC Pennsylvania Racing Services, Inc. To the extent that there is a termination in coverage under the MEC Health Plan for the Company Employees covered thereby as of the Closing Date, Seller represents, warrants and agrees that either it or the applicable insurance carrier, as set forth in the MEC Health Plan, shall remain obligated to reimburse such Company Employees for eligible health care benefit expenses and services incurred prior to the Closing; provided that such Company Employees' claims for reimbursement for such expenses and services are delivered to the appropriate party within applicable time limits, as set forth in the MEC Health Plan. An expense or service is deemed to be incurred, with respect to the MEC Health Plan, when the medical services are performed, and, with respect to plans that provide welfare benefits other than medical or dental benefits, when the event giving rise to such expense or service occurs.

        (b)   Seller agrees that it shall remain obligated for any expenses or Losses incurred in connection with any claim of an Employee or a former employee of any Company or Subsidiary arising on or prior to the Closing Date under the workers' compensation laws of any state (a "Workers' Compensation Claim").

        (c)   Seller agrees to remain obligated to provide continuation health care coverage, in accordance with Section 4980B of the Code and Sections 601 to 608 of ERISA ("COBRA"), to all Employees or former employees of any Company or Subsidiary and their qualified beneficiaries (i) who incur a qualifying event on or prior to the Closing Date and (ii) to whom Seller, any Company, or any Subsidiary are, on the Closing Date, (A) providing such continuation coverage or (B) under an obligation to provide such continuation coverage at the election of the Employee or former employee or his or her qualified beneficiary.

        (d)   Seller agrees that it shall be obligated to make contributions on behalf of Companies and Subsidiaries to any Multiemployer Plan in respect of the Company Employees as set forth in the Racing Services Agreement.

        SECTION 6.03    Intentionally Omitted.

        SECTION 6.04    Intentionally Omitted.

        SECTION 6.05    Employee Benefits Indemnity.

        (a)   Seller agrees to indemnify Purchaser against and hold Purchaser harmless from all Losses arising out of:

            (i)  the breach of any representation, warranty, covenant or agreement of Seller made in Section 3.16 or Section 3.17 hereof or this Article VI;

           (ii)  any and all Liabilities related to, arising out of or associated with the Transferred Employees (including their transfer to MEC Pennsylvania Racing Services, Inc.);

          (iii)  any and all Liabilities arising prior to the Closing under or with respect to employment, working conditions, wages and/or compensation, benefits, claims and all other matters related to employees, agents and other personnel of the Companies and the Subsidiaries and of Seller and its subsidiaries; and

          (iv)  any and all Actions by, and all Liabilities related to, employees or independent contractors of Companies and the Subsidiaries and of Seller and its subsidiaries arising prior to the Closing, including without limitation, any Actions or Liabilities arising out of any employee benefit plan or arrangement, any Actions or Liabilities for accrued vacation and sick time of the employees, Seller's, the Companies' or any of their Affiliates' failure to deposit or fund any amounts withheld from employees pursuant to any retirement plan or arrangement or retiree medical plan or arrangement, or any unfunded retirement plan or arrangement (whether or not payment is currently due under Law) or any obligations to current or former plan participants or beneficiaries under any plan or arrangement intended to provide benefits to current or former employees of Seller, the Companies or any of their Affiliates.

        (b)   Purchaser agrees to indemnify Seller against and hold Seller harmless from all Losses arising out of the breach of any representation, warranty, covenant or agreement of Purchaser made in this Article VI.

        SECTION 6.06    Third-Party Claims. Nothing in this Agreement is intended, or shall be construed, to confer upon any person, other than the parties hereto and their successors and permitted assigns, any rights or remedies by reason of this Article VI.

        SECTION 6.07    Survival. The covenants and agreements of the parties hereto contained in this Article VI shall survive the Closing and shall remain in full force and effect indefinitely.

ARTICLE VII

TAX MATTERS

        SECTION 7.01    Indemnity. (a) Seller agrees to indemnify and hold harmless Purchaser, the Companies and each Subsidiary against the following Taxes in excess of the amount, if any, paid on account of Taxes pursuant to Section 15.6.5 of the Racing Services Agreement to the extent taken into account in determining the payment pursuant to such section, and, except as otherwise provided in Section 7.04, against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes: (i) Taxes imposed on the Companies or any Subsidiary with respect to taxable periods of such Person ending on or before the Closing Date; (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Companies or any Subsidiary which are allocable, pursuant to Section 7.01(b), to the portion of such period ending on the Closing Date; (iii) Taxes imposed on any member of any affiliated group with which any of the Companies and the Subsidiaries file or have filed a Tax Return on a consolidated or combined basis that includes the Companies' and the Subsidiaries' taxable periods ending on or before the Closing Date; and (iv) any and all Taxes of any Person (other than the Companies and the Subsidiaries) imposed on any of the Companies or the Subsidiaries as a transferee or successor, by contract or pursuant to any Law. Purchaser shall be responsible for and agrees to pay all Taxes and associated expenses not allocated to Seller pursuant to the first sentence hereof; and Purchaser agrees to indemnify and hold harmless Seller against all such Taxes and expenses.

        (b)   In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

            (i)  in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.07), deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

           (ii)  in the case of Taxes imposed on a periodic basis with respect to the assets of the Companies or any Subsidiary, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

        (c)   Any indemnity payable under this Section 7.01 shall be net of any Tax benefit enjoyed by the applicable indemnified party, determined in a manner consistent with the last two sentences in Section 9.02(b) or Section 9.03(c) hereof.

        SECTION 7.02    Returns and Payments. (a) From the date of this Agreement through and after the Closing Date, Seller shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns relating to the Companies and the Subsidiaries that are due on or before or relate to any taxable period ending on or before the Closing Date (and Purchaser shall do the same with respect to any taxable period ending after the Closing Date). Tax Returns of the Companies and the Subsidiaries not yet filed for any taxable period that begins before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to the Companies and the Subsidiaries (except to the extent counsel for Seller or the Companies renders a legal opinion that there is no reasonable basis in law therefor or determines that a Tax Return cannot be so prepared and filed without being subject to penalties). With respect to any Tax Return required to be filed by Purchaser or Seller with respect to the Companies and the Subsidiaries and as to which an amount of Tax is allocable to the other party under Section 7.01(b), the filing party shall provide the other party and its authorized representatives with a copy of such completed Tax Return and a statement certifying the amount of Tax shown on such Tax Return that is allocable to such other party pursuant to Section 7.01(b), together with appropriate supporting information and schedules at least 20 Business Days prior to the due date (including any extension thereof) for the filing of such Tax Return, and such other party and its authorized representatives shall have the right to review and comment on such Tax Return and statement prior the filing of such Tax Return.

        (b)   Seller shall pay or cause to be paid when due and payable all Taxes described in Sections 7.01(a)(i) and 7.01(a)(ii), and Purchaser shall so pay or cause to be paid Taxes for any taxable period ending after the Closing Date (subject to its right of indemnification from Seller by the date set forth in Section 7.05 for Taxes attributable to the portion of any Tax period that includes the Closing Date pursuant to Sections 7.01(a) and 7.01(b)).

        SECTION 7.03    Refunds. Any Tax refund (including any interest with respect thereto), and any equivalent benefit through a reduction in tax liability for a post-Closing Date period, relating to the Companies or any Subsidiary for any taxable period prior to the Closing Date shall be the property of Seller, and if received by Purchaser or the Companies or any Subsidiary shall be paid over to Seller within five Business Days of the earlier of receipt or entitlement thereto; provided, however, that any Tax benefit obtained by Purchaser, the Companies or any Subsidiary as a result of utilizing any net operating loss carryforward or other carryforward (which may be subject to adjustments) which is allocable to the Companies or any Subsidiary shall be retained by Purchaser, the Companies or such Subsidiary. Purchaser shall cause the Companies and the Subsidiaries to elect, where permitted by law, to carry forward any net operating loss, charitable contribution or other item arising after the Closing Date that could, in the absence of such election, be carried back to a taxable period of the Companies ending on or before the Closing Date in which the Companies are included in a consolidated, combined or unitary Tax return; provided that, if such election to carry forward an item is not available, any cash refund received by Seller with respect to such carryback shall be paid over to Purchaser within five Business Days of actual receipt. Purchaser shall, if Seller so requests and at Seller's expense, cause the relevant entity to file for and obtain any refunds or equivalent amounts to which Seller is entitled under this Section 7.03. Purchaser shall permit Seller to control (at Seller's expense) the prosecution of any such refund claim, and shall cause the relevant entity to authorize by appropriate power of attorney such persons as Seller shall designate to represent such entity with respect to such refund claim; provided, however, that Seller shall not take any action in the prosecution of such refund claims that would be materially detrimental to Purchaser, the Companies or the Subsidiaries (including for this purpose the tax positions of such entities). In the event that any refund or credit of Taxes for which a payment has been made to Seller pursuant to this Section 7.03 is subsequently reduced or disallowed, Seller shall indemnify and hold harmless the payor for any Tax Liability, including interest and penalties assessed against such payor by reason of the reduction or disallowance.

        SECTION 7.04    Contests. (a) After the Closing, Purchaser shall promptly notify Seller in writing upon the commencement of any Tax audit or administrative or judicial proceeding that could affect Seller, and shall also separately notify Seller, in writing, of a proposed assessment or claim in an audit or administrative or judicial proceeding of Purchaser or of any of the Companies and the Subsidiaries which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article VII. If Purchaser fails to give Seller prompt notice of an asserted Tax liability as required by this Section 7.04, then (a) if Seller is precluded by the failure to give notice within 30 days of the commencement of such proceeding from contesting the asserted Tax liability in both the administrative and judicial forums, then Purchaser shall have sole responsibility for such Tax liability or (b) if Seller is not precluded from contesting but such failure to give notice within 30 days of the commencement of such proceeding results in detriment to Seller, then any amount that Seller is otherwise required to pay to Purchaser pursuant to Section 7.01 with respect to such liability shall be reduced by the amount of such detriment.

        (b)   Seller may elect to direct, through counsel of its own choosing and at its own expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under this Article VII (any such audit, claim for refund or proceeding relating to an asserted tax liability are referred to herein collectively as a "Contest"). If Seller elects to direct the Contest of an asserted Tax liability, it shall within 30 days of receipt of the notice of asserted tax liability notify Purchaser of its intent to do so, and Purchaser shall cooperate and shall cause each Subsidiary and any successor to a Subsidiary or its successor to cooperate, at Seller's expense, in each phase of such Contest. Purchaser also may participate in any such audit or proceeding and, if Seller does not assume the defense of any such audit or proceeding, Purchaser may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after giving five Business Days' prior written notice to Seller setting forth the terms and conditions of settlement. In the event that issues relating to a potential adjustment for which Seller would be liable are required to be dealt with in the same proceeding as separate issues relating to a potential adjustment for which Purchaser would be liable, Purchaser shall have the right, at its expense, to control the audit or proceeding with respect to the latter issues. If Seller chooses to direct the Contest, Purchaser shall promptly empower and shall cause the appropriate Subsidiary or its successor promptly to empower (by power of attorney and such other documentation as may be appropriate) such representatives of Seller as it may designate to represent Purchaser or the Subsidiary or its successor in the Contest insofar as the Contest involves an asserted tax liability for which Seller would be liable under this Article VII. If Seller assumes the defense of a Contest, Seller shall not enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect Purchaser for any taxable year without the written consent of Purchaser, which consent shall not be unreasonably withheld.

        SECTION 7.05    Time of Payment. Payment by Seller of any amounts due under this Article VII shall be made (i) at least three Business Days before the due date of the applicable estimated or final Tax Return required to be filed by Purchaser on which is required to be reported income for a period ending after the Closing Date for which Seller is responsible under Sections 7.01(a) and 7.01(b) and with respect to which Tax must be paid, and (ii) within five Business Days following an agreement between Seller and Purchaser that an indemnity amount is payable or a "determination" as defined in Section 1313(a) of the Code. If liability under this Article VII is in respect of costs or expenses other than Taxes, payment by Seller of any amounts due under this Article VII shall be made within five Business Days after the date when Seller has been notified by Purchaser that Seller has a liability for a determinable amount under this Article VII and is provided with calculations or other materials supporting such liability.

        SECTION 7.06    Cooperation and Exchange of Information. Upon the terms set forth in Section 5.02 of this Agreement, Seller and Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase any of the Companies or the Subsidiaries or any part of the business of the Companies and the Subsidiaries from Purchaser. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Each of Seller and Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Companies and the Subsidiaries for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) six years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 7.6 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

        SECTION 7.07    Conveyance Taxes. Seller and Purchaser shall each pay 50% of any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement, and shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. Each party hereto shall execute and deliver all instruments and certificates necessary to enable the other party or parties to comply with the foregoing.

        SECTION 7.08    Miscellaneous. (a) Seller and Purchaser agree to treat all payments made by either of them to or for the benefit of the other (including any payments to the Companies or any Subsidiary) under this Article VII, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof.

        (b)   All amounts payable under any tax sharing agreement or arrangement between Seller and the Companies or any Subsidiary for any taxable period ending on or prior to the Closing Date shall be calculated on a basis consistent with that used to date and shall be considered as an intercompany account owing to or from an Affiliate as of the Closing Date for purposes of Section 5.01(c). Any tax sharing agreement or arrangement between Seller and/or its Affiliates, on the one hand, and the Companies or any Subsidiary, on the other hand, shall be terminated immediately prior to the Closing and shall have no further effect for any taxable year or period (whether past, present or future) and no additional payments shall be made thereunder in respect of a redetermination of tax liabilities or otherwise.

        (c)   Notwithstanding any provision in this Agreement to the contrary, the obligations of Seller to indemnify and hold harmless Purchaser, the Companies and the Subsidiaries pursuant to this Article VII, and the representations and warranties contained in Section 3.18, shall terminate at the close of business on the 60th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

        (d)   For purposes of this Article VII, "Purchaser" and "Seller," respectively, shall include each member of the affiliated group of corporations of which it is or becomes a member (other than the Companies and the Subsidiaries, except to the extent expressly referenced).

ARTICLE VIII

CONDITIONS TO CLOSING

        SECTION 8.01    Conditions to Obligations of All Parties. The obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

        (a)   HSR Act.    Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated;

        (b)   No Order.    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof;

        (c)   Commission Approvals.    Purchaser and Seller shall have received final approval (excluding any appeal period, if applicable) from the Commission of (i) the purchase of the Companies by Purchaser and (ii) Seller's management of the racing operations of the Meadows Facility under the Racing Services Agreement (collectively, the "Commission Approval"), each in form and substance satisfactory to Seller and Purchaser in their reasonable discretion; and

        (d)   No Proceeding or Litigation.    No Action shall have been commenced or threatened by or before any Governmental Authority against either Seller or Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated hereby which is reasonably likely to render it impossible or unlawful to consummate such transactions.

        SECTION 8.02    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

        (a)   Representations and Warranties; Covenants.    (i) The representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the date hereof, except as would not have a Purchaser Material Adverse Effect, other than such representations and warranties as are made as of another date, which shall be true and correct on and as of such date, except as would not have a Purchaser Material Adverse Effect, (ii) the covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects, and (iii) Seller shall have received a certificate of Purchaser to such effect signed by a duly authorized officer thereof;

        (b)   Changes Since the Date of Signing.    (i) Seller shall have received a certificate of Purchaser (1) indicating which, if any, representations and warranties of Purchaser contained in this Agreement would not be true and correct if made on the Closing Date, other than such representations and warranties as are made as of another date, which would not be true and correct on and as of such date and (2) describing the circumstances, if any, which would cause such representations and warranties to not be so true and correct if made on the Closing Date (or on such other date if made on another date) as a result of events, occurrences or change of circumstances that has occurred since the date of this Agreement (such circumstances, "Purchaser Developments"), and (ii) if there are such Purchaser Developments that would result in a Purchaser Material Adverse Effect, Seller shall have the right to not proceed with the Closing; provided, that Purchaser Developments will not constitute a breach of representation or warranty by Purchaser hereunder whether or not Seller proceeds with the Closing;

        (c)   Resolutions.    Seller shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Purchaser (or equivalent officer), of the resolutions, if any, duly and validly adopted by the Board of Directors of Purchaser evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

        (d)   Incumbency Certificate.    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder;

        (e)   XpressBet Amendments.    Each party to the XpressBet Amendments (other than XpressBet, Inc.) shall have delivered to Seller an executed counterpart of each of the XpressBet Amendments;

        (f)    Racing Services Agreement.    MECRacing, MECPenn, WTA and MLR shall have delivered to Seller an executed counterpart of the Racing Services Agreement;

        (g)   Legal Opinion.    Seller shall have received from Purchaser's counsel a legal opinion, addressed to Seller and dated the Closing Date, substantially in the form of Exhibit 8.02(g); and

        (h)   Holdback.    Purchaser shall have delivered to Seller (i) an executed counterpart of the Holdback Agreement executed by Purchaser and the Escrow Agreement executed by Purchaser and the escrow agent party thereto and shall have satisfied each of the conditions set forth in Section 2.01 of the Holdback Agreement and Section 1(a) of the Escrow Agreement and shall have caused the issuance of two letters of credit for the benefit of Seller for the full amount of the Holdback Amount, or (ii) an executed counterpart of the Holdback Guarantee and the related documents agreed upon in accordance with Section 5.23 hereof and shall have caused the actions to have been taken under these documents contemplated at the Closing Date, including without limitation the Holdback Guarantee executed by Sponsor, an executed counterpart of the related holdback agreement executed by Purchaser and the related escrow agreement executed by Purchaser and the escrow agent party thereto and shall have caused the issuance of a letter of credit (in the form of the Two-Year L/C (as defined in the Holdback Agreement)) for the benefit of Seller for the full amount of the Holdback Amount (between such letter of credit and such guarantee), in each case for clauses (i) and (ii) in scope, form and substance satisfactory to Seller in its reasonable discretion and complying with the requirements of the Holdback Agreement and the Escrow Agreement or the Holdback Guarantee, as the case may be.

        SECTION 8.03    Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

        (a)   Representations and Warranties; Covenants.    (i) The representations and warranties of Seller contained in this Agreement shall be true and correct as of the date hereof, except as would not have a Material Adverse Effect, other than such representations and warranties as are made as of another date, which shall be true and correct on and as of such date, except as would not have a Material Adverse Effect, (ii) the covenants and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects, and (iii) Purchaser shall have received a certificate of Seller to such effect signed by a duly authorized officer thereof;

        (b)   Changes Since the Date of Signing.    (i) Purchaser shall have received a certificate of Seller (1) indicating which, if any, representations and warranties of Seller contained in this Agreement would not be true and correct if made on the Closing Date other than such representations and warranties as are made as of another date, which would not be true and correct on and as of such date and (2) describing the circumstances, if any, which would cause such representations and warranties to not be so true and correct if made on the Closing Date (or on such other date if made on another date) as a result of events, occurrences or change of circumstances that has occurred since the date of this Agreement (such circumstances, the "Seller Developments"), and (ii) if there are Seller Developments which would result in a Material Adverse Effect, Purchaser shall have the right to not proceed with the Closing; provided, that Seller Developments will not constitute a breach of representation or warranty by Seller hereunder whether or not Purchaser proceeds with the Closing;

        (c)   Resolutions.    Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary (or equivalent officer) of Seller, of the resolutions duly and validly adopted by the Board of Directors of Seller evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

        (d)   Incumbency Certificate.    Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the other documents to be delivered hereunder;

        (e)   Resignations of Directors.    The members of the Board of Directors of each Company and Subsidiary shall have resigned;

        (f)    Release from MID Guarantees.    Companies and their Subsidiaries shall have been released from the guaranties, security agreements, environmental indemnity agreements and other related agreements, executed in favor of MID Islandi SF in connection with the Gulfstream Loan Agreement and the MID Bridge Loan Agreement;

        (g)   XpressBet Amendments.    XpressBet, Inc. shall have delivered to Purchaser an executed counterpart of each of the XpressBet Amendments;

        (h)   Racing Services Agreement.    MEC Pennsylvania Racing Services, Inc. shall have delivered to Purchaser an executed counterpart of the Racing Services Agreement;

        (i)    FIRPTA.    Seller shall have provided Purchaser with a certificate pursuant to Treasury Regulations Sections 1.1445-2(b) that the Seller is not a foreign person under the provisions of the Internal Revenue Code;

        (j)    Legal Opinion.    Purchaser shall have received from one or more of Seller's counsel (including internal counsel) one or more legal opinions, each addressed to Purchaser and dated the Closing Date, substantially in the forms attached hereto as Exhibit 8.03(j);

        (k)   Title Insurance.    For each parcel of owned Real Property, the Title Company shall be irrevocably committed to issue an ALTA extended owner's coverage title insurance policy (each, a "Title Policy") in the form of the relevant Title Commitment insuring fee title in such Real Property, vested in the applicable Company or Subsidiary, in such amount as shall be reasonably requested by Purchaser, but not in excess of $53,000,000 for the Meadows Facility Real Property, subject only to Permitted Exceptions and Insured Exceptions and containing such affirmative coverages and endorsements described in Section 5.11;

        (l)    Employees.    The Transferred Employees shall no longer be employees of the Companies or the Subsidiaries;

        (m)  Gaming License.    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect, no Action shall have been commenced by or before any Governmental Authority (provided that if any such Action has been commenced by or before any Governmental Authority, Purchaser shall have 10 days from receipt of written notice from Seller of such Action to provide a written notice to Seller ("Action Notice") that it considers such Action to be non-frivolous and that based on such Action it will not close the transaction contemplated hereunder, and if Purchaser does not provide an Action Notice with respect to such Action within such 10 day period, the commencement or existence of such Action shall not be the basis of a claim for a failure of a condition to the Purchaser's obligations to consummate the transactions contemplated hereunder) and no Law shall have been enacted or adopted and remain in effect which would have or has had, as applicable, the effect of (i) having a material and adverse effect on the right of Purchaser to own and control the Companies and the Subsidiaries following completion of the transactions contemplated hereunder or (ii) having a material adverse effect on the ability of WTA or MLR to obtain a Conditional Category 1 license or Category 1 license under the Gaming Act, or to own or operate a temporary or permanent facility at the Meadows Facility containing at least 3,000 slot machines no later than December 31, 2006, in each case of clause (i) or (ii) other than such Laws that would have such material and adverse effect solely due to the bad acts or bad character issues of Purchaser or any of its Affiliates;

        (n)   MEC Items.    Seller shall have delivered (in one or more deliveries) written confirmation or other objectively reasonable evidence from the Gaming Board or its staff that the Gaming Application will not be subject to being declared or deemed incomplete with respect to the MEC Items delivered to the Gaming Board;

        (o)   Specified Investors.    Purchaser shall have received evidence reasonably satisfactory to it that none of the Specified Investors shall be required to make disclosures or take actions beyond the disclosures or actions required in either New Jersey or Nevada in connection with gaming applications in such states, unless such disclosures or actions are disclosures or actions that such Specified Investors are willing to make or take, as the case may be;

        (p)   Excluded Subsidiaries.    Each of the Excluded Subsidiaries shall have been sold or transferred to Seller or any Affiliate of Seller (other than any Company or any Subsidiary). Seller agrees that neither the Companies nor the Subsidiaries shall retain any Liabilities related to the Excluded Subsidiaries;

        (q)   Financial Statements.    Purchaser shall have received the 2005 Audited Financial Statements, the 2005 Quarterly Financial Statements (accompanied by the SAS 100 review thereon by Seller's Accountants as required by Section 5.16 hereof), and the 2006 Interim Financial Statements (accompanied by the SAS 100 review thereon by Seller's Accountants as required by Section 5.16 hereof); provided, that with respect to any period from the end of the previous fiscal quarter to the Closing Date (it being understood that any determination of Closing or Closing Date in this Agreement shall be determined without giving effect to the closing condition relating to the foregoing deliverables with respect to such interim periods and/or fiscal quarters set forth in this Section 8.03(q)), and if any 2006 fiscal quarter has ended after 45 days prior to the Closing Date, the foregoing deliverables with respect to such interim periods and/or fiscal quarters need not be provided on or prior to the Closing Date, but shall be provided not later than 45 days after the end of such period; and

        (r)   Gaming Licenses.    The Gaming Board shall have approved the issuance (which issuance shall become effective after consummation of the transactions contemplated hereby) of a Conditional Category 1 license or a Category 1 license to any Company or any Affiliate thereof.

ARTICLE IX

INDEMNIFICATION

        SECTION 9.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations, warranties, covenants and agreements of the parties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 15 months from the Closing Date; provided, however, (w) that the covenants and agreements set forth in Sections 5.03, 5.04, 5.05, 5.06, 5.08, 5.09, 5.12, 5.15, 5.16 and 5.17 and in Article VI, Article XI and this Article IX shall remain in full force and effect for the applicable periods specified in the respective Sections or Articles or, if no such period is specified, indefinitely; (x) that the representations and warranties set forth in Section 3.18 (relating to Taxes) and the agreements in Article VII shall remain in full force and effect as provided in Section 7.08(c); (y) the representations and warranties set forth in Section 3.12 (relating to environmental matters) shall survive for a period of seven years; and (z) the representations and warranties set forth in the 1st, 3rd, and 4th sentences of Section 3.01, Section 3.02, Section 3.03, all of Section 3.04(a) excluding the 1st sentence and the 1st and 2nd sentences of Section 4.01 (collectively, the "Fundamental Representations") shall survive indefinitely.

        SECTION 9.02    Indemnification by Purchaser. (a) Purchaser agrees, subject to the other terms and conditions of this Agreement, to indemnify Seller and its Affiliates and the officers, directors, employees and agents of each of the foregoing (all such Persons being included within the definition of "Seller" only for purposes of this Section 9.02, Article VI and Article VII) against and hold them harmless from all Losses arising out of (i) the breach of any representation, warranty, covenant or agreement of Purchaser herein (other than Article VI and Article VII, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI or Article VII respectively, as applicable), and (ii) subject to the terms of the Racing Services Agreement, the conduct of the business of each Company and Subsidiary by Purchaser following the Closing Date. Anything in Section 9.01 to the contrary notwithstanding, no claim may be asserted, nor, subject to the last sentence of this Section 9.02(a), may any action be commenced, against Purchaser for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by Purchaser describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 9.01 (the "Applicable Date"), irrespective of whether the subject matter of such claim or action shall have occurred before or after such date. If a claim or a potential claim arises, Purchaser and Seller shall promptly work in good faith to determine the validity of such claim or potential claim within a reasonable period of time and if such claim or potential claim is not resolved to both parties' satisfaction within such reasonable period of time, either party may commence legal proceedings to resolve such claim or potential claim (but in no event (other than as described in the next sentence) after the Applicable Date). If Seller becomes aware of any such claim or potential claim within ninety days prior to the Applicable Date and promptly gives such written notice thereof as aforesaid on or prior to the Applicable Date, then upon the giving of such notice, Seller and its Affiliates, or any of them, shall have the right to commence legal proceedings for a period of up to ninety days subsequent to the date of such written notice for the enforcement of their rights under Section 9.02 with respect to the matters indicated in such notice.

        (b)   Payments by Purchaser pursuant to Section 9.02(a) shall be limited to the amount of any liability or damage that remains after deducting therefrom any Tax benefit to Seller and any insurance proceeds and any indemnity, contribution or other similar payment recovered by Seller from any third party with respect thereto (it being agreed that Seller will use its commercially reasonable efforts to recover such proceeds and payments and that, promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, Seller shall reimburse Purchaser for such reduction in Losses for which Seller was indemnified prior to the realization of such reduction of Losses). A Tax benefit to Seller for purposes of this Section 9.02 shall be reasonably determined by Seller's Accountants as the difference between (i) the amount of federal, state and local Tax Liabilities of Seller and its Affiliates for the year with respect to which the indemnity payment is made, and (ii) the amount of federal, state and local Tax Liabilities of Seller and its Affiliates for the year with respect to which the indemnity payment is made but without the effect of event that gave rise to the indemnity payment. Seller shall provide Purchaser with calculations and/or other information reasonably supporting the determination of the amount of the Tax benefit.

        (c)   No claim may be made against Purchaser for indemnification pursuant to Section 9.02(a)(i) (other than breaches and claims under Section 2.03(c) and the Fundamental Representations) with respect to any individual item of liability or damage arising out of a breach of a representation or warranty of Purchaser or of a covenant or agreement to be performed by Purchaser prior to the Closing Date, unless the aggregate of all such Losses of Seller with respect to Sections 9.02(a)(i) (other than breaches and claims under Section 2.03(c) and the Fundamental Representations) shall exceed $1,000,000, and Purchaser shall be required to pay or be liable only for amounts in excess of such aggregate amount. Seller shall not be indemnified pursuant to Section 9.02(a)(i) with respect to any individual item of liability or damage (other than breaches and claims under Section 2.03(c) and the Fundamental Representations) if the aggregate of all liabilities and damages of Seller for which Seller has received indemnification pursuant to Sections 9.02(a)(i) shall have exceeded $22,500,000.

        (d)   Except as set forth in this Agreement, Purchaser is not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Seller, after the consummation of the purchase and sale of the Shares contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

        SECTION 9.03    Indemnification by Seller. (a) Seller agrees, subject to the other terms and conditions of this Agreement, to indemnify Purchaser and its Affiliates and the officers, directors, employees and agents of each of the foregoing (all such Persons being included in the definition of "Purchaser" only for purposes of this Section 9.03, Article VI and Article VII) against and hold it harmless from all Losses arising out of the following:

            (i)  the breach of any representation, warranty, covenant or agreement of Seller herein (other than Article VI and Article VII and Sections 3.16, 3.17 and 3.18, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI or Article VII respectively, as applicable);

           (ii)  any and all Liabilities related to, arising out of or associated with the Excluded Items or the business or operations of XpressBet, Inc., or any predecessor or successor (including the Companies and the Subsidiaries but only to the extent that the business or operations of the Companies and the Subsidiaries related to the account wagering business now conducted by XpressBet, Inc.), prior to, on and after the Closing Date, including, without limitation, any Liabilities related to, arising out of or associated with the formalizing of the relationship between XpressBet, Inc., Seller, any Company and its Subsidiaries;

          (iii)  any and all Liabilities related to, arising out of or associated with the Excluded Subsidiaries or the Former Subsidiaries;

          (iv)  any Liability, obligation or responsibility under or related to Environmental Laws, whether such Liability or obligation or responsibility is known or unknown, contingent or accrued, arising from acts, omissions, conduct or circumstances occurring between April 5, 2001 and the Closing Date;

           (v)  any Liability, obligation or responsibility under or required by Environmental Law, whether such Liability, obligation or responsibility is known or unknown, contingent or accrued, arising from acts, omissions, conduct or circumstances occurring prior to April 5, 2001 and the occurrence or existence of which is a violation of Environmental Law existing as of the Closing Date; and

          (vi)  those matters set forth in the following Sections of the Company Disclosure Schedules: Schedule 3.05(c) (item (b) only), Schedule 3.10(a) (except for items (g) and (h) under the headings "Litigation Not Covered by Insurance") and Schedule 3.11(a) (under the heading "OSHA Citation").

        Anything in Section 9.01 to the contrary notwithstanding, no claim may be asserted nor, subject to the second to the last sentence of this Section 9.03(a), may any action be commenced against Seller for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by Seller describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the Applicable Date, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date. If a claim or a potential claim arises, Purchaser and Seller shall promptly work in good faith to determine the validity of such claim or potential claim within a reasonable period of time and if such claim or potential claim is not resolved to both parties' satisfaction within such reasonable period of time, either party may commence legal proceedings to resolve such claim or potential claim (but in no event (other than as described in the next sentence) after the Applicable Date). If Purchaser becomes aware of any such claim or potential claim within ninety days prior to the Applicable Date and promptly gives such written notice thereof as aforesaid on or prior to the Applicable Date, then upon the giving of such notice, Purchaser and its Affiliates, or any of them, shall have the right to commence legal proceedings for a period of up to ninety days subsequent to the date of such written notice for the enforcement of their rights under Section 9.03 with respect to the matters indicated in such notice. To the extent that Seller's undertakings set forth in this Section 9.03 may be unenforceable, Seller shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by Purchaser, the Companies and the Subsidiaries.

        (b)   No claim may be made against Seller for indemnification pursuant to Section 9.03(a)(i) (other than breaches and claims under the Fundamental Representations and Section 3.12 (as to environmental matters)) with respect to any individual item of liability or damage arising out of a breach of a representation or warranty of Seller or of a covenant or agreement to be performed by Seller prior to the Closing Date, unless the aggregate of all such Losses of Purchaser with respect to Section 9.03(a)(i) (other than breaches and claims under the Fundamental Representations and Section 3.12 (as to environmental matters)) shall exceed $1,000,000, and Seller shall be required to pay or be liable only for amounts in excess of such aggregate amount. Purchaser shall not be indemnified pursuant to Section 9.03(a)(i) with respect to any individual item of liability or damage (other than breaches and claims under the Fundamental Representations and Section 3.12 (as to environmental matters)) if the aggregate of all liabilities and damages of Purchaser for which Purchaser has received indemnification pursuant to Section 9.03 (a)(i) shall have exceeded $22,500,000.

        (c)   Payments by Seller pursuant to this Sections 9.03, 6.06 and 7.01 shall be limited to the amount of any liability or damage that remains after deducting therefrom (i) any Tax benefit to Purchaser, (ii) any insurance proceeds and any indemnity, contribution or other similar payment recovered by Purchaser from any third party with respect thereto (it being agreed that Purchaser will use its commercially reasonable efforts and will cause Companies and Subsidiaries to use their respective commercially reasonable efforts, to recover such proceeds and payments and that, promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, Purchaser shall reimburse Seller for such reduction in Losses for which Purchaser was indemnified prior to the realization of reduction of such Losses), and (iii) any amount paid pursuant to Section 15.6.5 of the Racing Services Agreement with respect to the subject matter in dispute to the extent taken into account in determining the payment pursuant to such section. A Tax benefit to Purchaser for purposes of this Section 9.03 will be reasonably determined by Purchaser's Accountants as the difference between (i) the amount of federal, state and local Tax Liabilities of Purchaser and its Affiliates (including the Companies and the Subsidiaries) for the year with respect to which the indemnity payment is made, and (ii) the amount of federal, state and local Tax Liabilities of Purchaser and its Affiliates (including the Companies and the Subsidiaries) for the year with respect to which the indemnity payment is made but without the effect of event that gave rise to the indemnity payment. Purchaser shall provide Seller with calculations and/or other information reasonably supporting the determination of the Tax benefit.

        (d)   Except as set forth in this Agreement (including the Exhibits and the Company Disclosure Schedule), Seller is not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Purchaser, after the consummation of the purchase and sale of the Shares contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

        (e)   Seller and its Affiliates shall have no liability under any provision of this Agreement for any liabilities and damages to the extent that such liabilities and damages relate to actions taken by Purchaser or its Affiliates, including, without limitation, each Company and Subsidiary, after the Closing Date.

        (f)    Seller and its Affiliates shall have no liability under any provision of this Agreement for any liabilities and damages to the extent that such liabilities and damages are obligations of MEC Pennsylvania Racing Services, Inc. under the Racing Services Agreement to the extent satisfied thereunder.

        SECTION 9.04    Indemnification Procedures, Etc. (a) Each of Purchaser and Seller (for purposes of this Section 9.04(a), an "Indemnified Party") agrees to give the indemnifying party under Section 6.05, 7.01, 9.02 or 9.03, as applicable (for purposes of this Section 9.04(a), an "Indemnifying Party") prompt written notice (a "Claim Notice") of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any liability or damage as to which it may request indemnification under Section 6.05, 7.01, 9.02 or 9.03, as applicable, provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced by the delay. The Indemnifying Party shall have the right to assume, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense. If the Indemnifying Party elects to assume the defense of any such claim or proceeding, the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by it; provided, however, that if there exists or is reasonably likely to exist a conflict of interest (including, without limitation, if there may be one or more legal or equitable defenses available to the Indemnified Party which are different from or in addition to those of the Indemnifying Party and representation by the same counsel would be inappropriate due to the actual or potential differences between the parties) that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. With reasonable notice, the Indemnified Party shall provide the Indemnifying Party with reasonable access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Indemnifying Party in the defense or settlement thereof, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Indemnifying Party elects to assume the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party, subject to the penultimate sentence of this Section 9.04(a), withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such liability. If the Indemnifying Party shall fail to defend, or if after commencing or undertaking any such defense, fails to prosecute or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the expense of the Indemnifying Party. If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 9.04(a) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding. Neither the Indemnified Party nor the Indemnifying Party shall settle any claim or proceeding without the written approval of the Indemnifying Party (in the case of a settlement by the Indemnified Party) or of the Indemnified Party (in the case of a settlement by the Indemnifying Party), which approval shall not be unreasonably withheld.

        (b)   Neither Seller nor Purchaser shall have any liability to Purchaser or Seller (as defined in Section 9.03(a) and Section 9.02(a), respectively), as the case may be, under Article VI, Article VII or this Article IX for consequential or punitive damages, except that this Section 9.04(b) shall not limit an Indemnified Party's right to recover fees or expenses of counsel or reimbursement or indemnity for claims by third parties to the extent otherwise provided for in Article VI, Article VII or this Article IX and paid or payable by an Indemnified Party.

        (c)   Each of Seller and Purchaser hereby acknowledges and agrees that, from and after the Closing, the sole and exclusive remedy of Seller or Purchaser (as defined in Section 9.02(a) and Section 9.03(a), respectively), as the case may be, against Purchaser or Seller, as the case may be, with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX and in Article VI and Article VII, except for any claims arising out of fraud and where a party is entitled to seek injunctive relief because there is no adequate remedy at law. In furtherance of the foregoing, each of Purchaser and Seller hereby waives, on behalf of itself and any other Purchaser or Seller (as defined in Section 9.02(a) and 9.03(a), respectively), as the case may be, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action such Purchaser and Seller (or, after the Closing, any Company or Subsidiary), as the case may be, may have against Seller or Purchaser, as the case may be, (other than pursuant to this Article IX, Article VI, or Article VII, as applicable) relating to the subject matter of this Agreement arising under or based upon any law, rule, regulation, order, judgment or decree applicable to it or by which any of the properties of it or any of its subsidiaries is bound or affected, subject to the exception set forth in the immediately preceding sentence. Nothing in the forgoing provisions of this Section 9.04(c) shall limit any rights or claims any party hereto, any Company, any Subsidiary or MEC Pennsylvania Racing Services, Inc. may have under the Racing Services Agreement.

        (d)   Each of Purchaser and Seller agrees that, in the event an Indemnifying Party elects to assume the defense of any claim or proceeding, it will refrain from making any public announcements in respect of such claim or otherwise communicating with the news media.

        (e)   Purchaser and Seller hereby consent to the non-exclusive jurisdiction of any court in which an Action by a third party is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agree that process may be served on Purchaser and Seller with respect to such a claim at the address specified in this Agreement. From and after the Closing, neither the Companies nor the Subsidiaries shall have any Liability to Seller or its Affiliates for any breaches of the representations, warranties, agreements or covenants of Seller, the Companies or the Subsidiaries set forth herein. From and after the Closing, neither Seller nor its Affiliates shall seek indemnification or contribution from any Company or Subsidiary (including any of its employees or agents) for any such breaches or in respect of any other payments required to be made by Seller or its Affiliates pursuant to this Agreement. Nothing in the foregoing provisions of this Section 9.04(e) shall limit any rights or claims any party hereto, any Company, any Subsidiary or MEC Pennsylvania Racing Services, Inc. may have under the Racing Services Agreement.

        SECTION 9.05    Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to Section 6.05, Section 7.01 or this Article IX, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, nonappealable adjudication by wire transfer of immediately available funds; provided, that during the term of any of the Holdback Documents, if the Indemnifying Party is Seller and the Losses are covered under the Holdback Documents, then such obligations shall be satisfied in accordance with the provisions of the Holdback Documents. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations (other than such obligations described in the proviso set forth in the immediately preceding sentence) within such fifteen (15) Business Day period, any amount payable shall accrue interest, compounded annually, calculated from the date of agreement of the Indemnifying Party or final, nonappealable adjudication through the date such payment has been made, on the basis of the average of the daily rate of interest publicly announced by Citibank N.A. in New York, New York from time to time as its base rate from the date of such agreement or such adjudication to the date of such payment. The parties hereto agree that any indemnification made pursuant to this Agreement (including without limitation any indemnification covered by the Holdback Documents) shall be treated as an adjustment to the Purchase Price.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

        SECTION 10.01    Termination. This Agreement may be terminated at any time prior to the Closing:

        (a)   by the mutual written consent of Seller and Purchaser;

        (b)   by Seller if the condition set forth in Section 8.03(n) of this Agreement has not been satisfied or waived by Purchaser by June 30, 2006;

        (c)   by Purchaser, upon a material breach of any representation, warranty, covenant or agreement of Seller set forth in this Agreement such that the conditions set forth in Section 8.03 would not be satisfied or if any representation or warranty of Seller shall have become untrue such that Purchaser would have the right not to proceed with the Closing pursuant to Section 8.03(b) (a "Terminating Seller's Breach"); provided, however, that if such Terminating Seller's Breach is curable by Seller through the exercise of its reasonable efforts within 30 days from the date Seller becomes aware thereof and is cured, Purchaser may not terminate this Agreement pursuant to this Section 10.01(c) solely by reason of such Terminating Seller's Breach;

        (d)   by Seller, upon a material breach of any representation, warranty, covenant or agreement of Purchaser set forth in this Agreement such that the conditions set forth in Section 8.02 would not be satisfied or if any representation or warranty of Purchaser shall have become untrue such that Seller would have the right not to proceed with the Closing pursuant to Section 8.02(b) (a "Terminating Purchaser's Breach"); provided, however, that if such Terminating Purchaser Breach is curable by Purchaser through the exercise of its reasonable efforts within 30 days from the date Purchaser becomes aware thereof and is cured, Seller may not terminate this Agreement pursuant to this Section 10.01(d) solely by reason of such Terminating Purchaser's Breach;

        (e)   by Purchaser or Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining or enjoining the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

        (f)    by Seller, upon receiving an Action Notice from the Purchaser;

        (g)   by Seller if the condition set forth in Section 8.03(o) of this Agreement has not been satisfied or waived by Purchaser by March 31, 2006;

        (h)   by Seller upon failure to submit the Gaming Application to the Gaming Board by December 20, 2005 in accordance with Section 5.04(c) or the failure by Purchaser to satisfy and continue to satisfy the Gaming Application Fee requirement in accordance with Section 5.04(d); provided, however that if the failure to submit such Gaming Application is the result of the failure of Seller to make reasonable efforts in accordance with Section 5.04(c), Seller may not terminate pursuant to this Section 10.01(h);

        (i)    by Seller or Purchaser if the condition set forth in Section 8.01(c) of this Agreement has not been satisfied or waived by both Purchaser and Seller by April 30, 2006;

        (j)    by Seller if the condition set forth in Section 8.03(r) of this Agreement has not been satisfied or waived by Purchaser by July 31, 2006;

        (k)   by Seller, at any time after the date which is 5 Business Days prior to the date, if any, identified by the Gaming Board after which continued pursuit by Seller of a Conditional Category 1 license with Purchaser pursuant to the Gaming Application would jeopardize Seller's ability to obtain a Conditional Category 1 license or a Category 1 license in its own name;

        (l)    by Seller or Purchaser if it reasonably determines that Closing has become impossible due to events or circumstances that have occurred since the date of this Agreement; provided however that the right to terminate this Agreement under this Section 10.01(l) shall not be available to a party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the Closing becoming impossible; or

        (m)  by Seller or Purchaser if the Closing shall not have occurred prior to September 15, 2006.

        Time shall be of the essence in this Agreement.

        SECTION 10.02    Effect of Termination. In the event of termination of this Agreement in accordance with this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto (a) except as set forth in Sections 5.04(e), 5.05 and 5.15 and the last three sentences of Section 5.04(d) and Article XI hereof and (b) nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof (including, without limitation, Section 5.10). Failure to provide the Purchase Price less the Holdback Amount for any reason upon satisfaction of the conditions to Purchaser's obligations set forth herein shall constitute willful breach. The foregoing sentence shall not be construed to limit the provisions of Section 9.04(b).

        SECTION 10.03    Waiver. At any time prior to the Closing, each of the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound by such extension or waiver, as applicable. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE XI

GENERAL PROVISIONS

        SECTION 11.01    Expenses; Pro-rations.

        (a)   Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Seller shall pay (i) the cost of the Title Commitments; (ii) the portion of the premium attributable to the standard coverage portion of the Title Policies (excluding the costs of any endorsements requested by Purchaser, except as are necessary to cure any Title Objection or obtained in connection with an Insured Exception); (iii) Seller's share of the pro-rations described in this Section 11.01; and (iv) one-half of the HSR filing fee. Purchaser shall pay (i) the portion of the premium attributable to any endorsements to the Title Policies (except as set forth in the preceding sentence) and the portion of the premium attributable to the "extended coverage" portion of the Title Policies; (ii) Purchaser's share of the pro-rations described in this Section 11.01; and (iii) one-half of the HSR filing fee.

        (b)   All non-delinquent real estate Taxes and assessments on the Real Property will be prorated as of the Closing based on the actual current Tax bill. If the Closing takes place before the real estate Taxes are fixed for the Tax year in which the Closing occurs, the apportionment of real estate Taxes will be made on the basis of the real estate Taxes for the immediately preceding Tax year applied to the latest assessed valuation. All delinquent Taxes and all delinquent assessments, if any, on the Real Property will be paid at the Closing from funds accruing to Seller. All supplemental Taxes billed after the Closing for periods prior to the Closing will be paid promptly by Seller. Any Tax refunds received by Purchaser which are allocable to the period prior to the Closing (less Purchaser's reasonable out-of-pocket costs in connection with any such refund proceedings) will be paid by Purchaser to Seller.

        (c)   With respect to rent and other amounts payable by Seller in connection with any leases, all such rent and other amounts will be prorated as of the Closing. Any delinquent rent or other payments payable by Seller in connection with the leases will be paid at the Closing from funds accruing to Seller.

        (d)   With respect to rent and other amounts payable to Seller in connection with any leases, all rents which are actually received by Seller as of the Closing will be prorated. Delinquent rents and rents not paid by Closing will not be prorated and Seller can continue to collect such rents, provided that Purchaser shall not have the obligation to pursue any Action or other proceedings in connection therewith. Rents allocable to the period prior to the Closing will be the property of Seller and rents allocable to the period after the Closing will be the property of Purchaser.

        (e)   All pro-rations will be made as of the date of the Closing based on a 365-day year or the number of days in the month during which the Closing occurs, as applicable.

        SECTION 11.02    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt but in no event less than three days after delivery in accordance herewith) by delivery in Person, by courier service, by cable, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(a)	if to Seller:
Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario L4G 7K1, Canada Facsimile: 905-726-7177 Attn: CEO/General Counsel
with a copy to:
O'Melveny & Myers LLP 400 South Hope Street 15th Floor Los Angeles, CA 90071 Facsimile: 213-430-6407 Attn: Joseph K. Kim, Esq.
(b)	if to Purchaser:
PA Meadows, LLC c/o Oaktree Capital Management, LLC 333 S. Grand Avenue, 28th Floor Los Angeles, California 90071-1560 Facsimile: 213-830-6394 Attn: John B. Frank, Esq. Skardon F. Baker

with a copy to:
Munger, Tolles & Olson, LLP 355 S. Grand Avenue, 35th Floor Los Angeles, CA 90071-1560 Facsimile: 213-687-3702 Attn: Sandra Seville-Jones, Esq.
and a copy to:
Santoro, Driggs, Walch, Kearney, Johnson & Thompson 400 South Fourth Street Suite 300 Las Vegas, N.V. 89101 Facsimile: 702-791-1912 Attn: Michael Kearney

        SECTION 11.03    Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior consent of the other party, and the parties will cooperate as to the timing and contents of any such announcement.

        SECTION 11.04    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 11.05    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

        SECTION 11.06    Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement, between Seller and Purchaser (or Millennium Management Group, LLC) with respect to the subject matter hereof and except as otherwise expressly provided herein.

        SECTION 11.07    Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that prior to the Closing, Purchaser, without the consent of, but with at least 10 Business Days' prior written notice to, Seller, may transfer or cause to be transferred all of the equity interests of Purchaser or assign this Agreement and all of the related rights and obligations to a wholly owned direct or indirect subsidiary of Cannery Casino Resorts, LLC, a Nevada limited liability company.

        SECTION 11.08    No Third-Party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        SECTION 11.09    Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Purchaser.

        SECTION 11.10    Governing Law; Jurisdiction; Service of Process. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Seller and Purchaser hereby agree and consent to the exclusive jurisdiction of, and service of process and venue in, the United States District Court for the Southern District of New York and the courts of the State of New York located in the County of New York, State of New York and waives any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement.

        SECTION 11.11    WAIVER OF JURY TRIAL. EACH OF PURCHASER AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PURCHASER OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

        SECTION 11.12    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        SECTION 11.13    Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

        SECTION 11.14    Prevailing Party. The prevailing party or parties in any arbitration, mediation, court action, or other adjudicative proceeding arising out of or relating to this Agreement shall be reimbursed by the party or parties who do not prevail for their reasonable attorneys, accountants and experts fees and for the costs of such proceeding.

        IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PA MEADOWS, LLC
By:
Name: Title:
MAGNA ENTERTAINMENT CORP.
By:	/s/ TOM HODGSON Name: Tom Hodgson Title: President and Chief Executive Officer
By:	/s/ BLAKE TOHANA Name: Blake Tohana Title: Executive Vice-President and Chief Financial Officer

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TABLE OF CONTENTS
ARTICLE I DEFINITIONS
ARTICLE II PURCHASE AND SALE
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER
ARTICLE V ADDITIONAL AGREEMENTS
ARTICLE VI EMPLOYEE MATTERS
ARTICLE VII TAX MATTERS
ARTICLE VIII CONDITIONS TO CLOSING
ARTICLE IX INDEMNIFICATION
ARTICLE X TERMINATION, AMENDMENT AND WAIVER
ARTICLE XI GENERAL PROVISIONS